Exhibit 4.4

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

among

ML Global Private Equity Fund, L.P.

Merrill Lynch Ventures L.P. 2001

Samtung Investment Limited

Hanmax Investment Limited

S-Yangtse Holdings Limited

Paraway Investment Limited

Lodway Investment Limited

Raywill Holdings Limited

Spark Ventures Group Limited

Joyful Hub Limited

Jia Cheng Investment Limited

Silver Grant International Industries Limited

Wang Xiaochun

Wang Shaolan

GLHH Fund I, L.P.

GLHH Fund II, L.P.

Himark Group (Holdings) Company Limited

and

Tongjitang Chinese Medicines Company

November 8, 2006

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PARENTS

6.1	Title to the Ordinary Shares	26
6.2	Authorization	26
6.3	No Violations	27
6.4	Consents and Approvals	27
6.5	Litigation	27
6.6	No Other Parent Agreements	27
6.7	Non-Competition	27
6.8	Business Practices	27

ARTICLE VII CERTAIN COVENANTS

7.1	Further Actions	28
7.2	Other Shareholders Agreement	28
7.3	Financial Information	28
7.4	Books and Records	29
7.5	Maintenance of Governmental Approvals	29
7.6	Maintenance of Properties; Insurance	29
7.7	Labor Practices	30
7.8	Access to Information	30
7.9	Non-Disclosure of Confidential Information	30
7.10	Competition with the Company	30
7.11	Business Practices	31
7.12	Restricted Activities	32
7.13	The Company and the Controlling Shareholders Indemnity	33
7.14	Guarantee by Wang Xiaochun	34
7.15	Guarantee by Wang Shaolan	34
7.16	Guarantee by Silver Grant	35
7.17	No Limitation Based on Prior Knowledge	35
7.18	Limitation on Indemnification	36
7.19	Indemnification Procedures; Third Party Claims	36
7.20	Maintenance of Shareholding by Parent Guarantors	37
7.21	Compliance with Applicable Law	38
7.22	Public Disclosures	38
7.23	Disclosure to Boards	38
7.24	Disclosure and Cooperation With Respect to Transfers	38
7.25	Current Public Information	38
7.26	Registration of Shareholders Agreement	38
7.27	Registered Public Offering	39
7.28	Liquidation Preference	39
7.29	Tax	39

ii

ARTICLE VIII MISCELLANEOUS

8.1	Termination	40
8.2	Waivers and Amendments	40
8.3	Notices, etc	40
8.4	Dispute Resolution.	40
8.5	Governing Law	42
8.6	Successors and Assigns	42
8.7	No Third Party Beneficiaries	42
8.8	Delays or Omissions	42
8.9	Expenses	43
8.10	Currency	43
8.11	Specific Performance	43
8.12	Entire Agreement	43
8.13	Severability	43
8.14	Shares Subject to Agreement	44
8.15	Descriptive Headings; Interpretation	44
8.16	No Strict Construction	44
8.17	Counterparts	44

iii

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated November 8, 2006, is by and among ML Global Private Equity Fund, L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands acting by its general partner MLGPE Ltd. (“MLGPE”), Merrill Lynch Ventures L.P. 2001, a limited partnership organized and existing under the laws of the State of Delaware, United States of America (“MLV”, and together with MLGPE, the “Buyers”), GLHH Fund I, L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands, GLHH Fund II, L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands, Himark Group (Holdings) Company Limited, a company organized and existing under the laws of the British Virgin Islands (together with GLHH Fund I, L.P. and GLHH Fund II, L.P., the “Recent Investors”), Tongjitang Chinese Medicines Company, an exempted limited liability company organized and existing under the laws of the Cayman Islands (the “Company”), the existing shareholders of the Company whose names and shareholdings in the Company are specified in Exhibit A hereto and other shareholders as may, from time to time, become parties to this Agreement in accordance with the provisions hereof (individually, an “Other Shareholder” and, collectively, the “Other Shareholders” and, together with the Buyers and the Recent Investors, the “Shareholders”), Wang Xiaochun, Wang Shaolan and Silver Grant International Industries Limited, a limited liability company organized and existing under the laws of Hong Kong, China.

WHEREAS, the Company operates the business of the development, manufacturing and marketing of traditional Chinese medicines and other pharmaceutical products (the “Business”);

WHEREAS, the Buyers have agreed pursuant to the terms of a share purchase agreement, dated November 8, 2006 (the “Share Purchase Agreement”), among other things, to purchase from the Company 9,929,008 newly issued Ordinary Shares,

WHEREAS, pursuant to the Share Purchase Agreement, one of the conditions to the consummation of the transactions contemplated thereby is the execution of this Agreement;

WHEREAS, the Shareholders desire to set forth certain agreements among them as shareholders of the Company;

WHEREAS, Wang Xiaochun wholly owns Hanmax Investment Limited, through which he controls and beneficially owns 63.0% of the Ordinary Shares of the Company, and Wang Xiaochun wishes to guarantee the performance and observance of the obligations of Hanmax Investment Limited under this Agreement;

WHEREAS, Wang Shaolan wholly owns S-Yangtse Holdings Limited through which he controls and beneficially owns 9.7% Ordinary Shares of the Company, and Wang Shaolan wishes to guarantee the performance and observance of the obligations of S-Yangtse Holdings Limited under this Agreement;

WHEREAS, Silver Grant International Industries Limited (“Silver Grant”), a limited liability company organized under the law of Hong Kong through its wholly owned subsidiary Samtung Investment Limited, controls and beneficially owns 12.0% the Ordinary Shares of the Company, and Silver Grant wishes to guarantee the performance and observance of the obligations of Samtung Investment Limited under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, the sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless otherwise defined herein, the following terms used in this Agreement shall have the meanings specified below:

“Affiliate” shall mean, with respect to any party, any Person that, alone or together with any other Person, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such party. For the purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any party shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such party, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” shall have the meaning set forth in the recitals hereof.

“Applicable Law” shall mean, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its Subsidiaries or their respective assets.

“Basket Amount” shall have the meaning set forth in Section 7.18(a) herein.

“Big Four Accounting Firms” shall mean Deloitte Touche Tohmatsu, Ernst & Young, PriceWaterhouseCoopers and KPMG, or their successors or assigns.

“Board” shall have the meaning set forth in Section 2.1(a) herein.

“Business” shall have the meaning set forth in the recitals hereof.

“Business Day” shall mean any day excluding (i) Saturday, Sunday and any day which shall be a legal holiday in the City of New York, United States, the Cayman Islands, the British Virgin Islands, Hong Kong or Shenzhen, China, or (ii) a day on which commercial banks in the City of New York, United States, the Cayman Islands, the British Virgin Islands, Hong Kong or Shenzhen, China are authorized or required by law or other government actions to close.

“Buyers” shall have the meaning set forth in the recitals hereof.

“Centre” shall have the meaning set forth in Section 8.4(b) herein.

“China” or “PRC” shall mean the People’s Republic of China, excluding, for the purposes of this Agreement only, Taiwan and the special administrative regions of Hong Kong and Macau.

“Closing” shall mean the simultaneous closing of the transactions contemplated under the Share Purchase Agreement, this Agreement and the Registration Rights Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” shall have the meaning set forth in the recitals hereof.

“Competition” shall have the meaning specified in Section 7.10(b) herein.

“Controlled Substance” shall mean narcotics and substance so defined under Section 102 of the United States Controlled Substances Act, as amended.

“Controlling Shareholders” shall mean Hanmax and Wang Xiaochun and “Controlling Shareholder” shall mean either of them.

“Defaulting Party” shall have the meaning specified in Section 3.10(e) herein.

“Encumbrance” shall mean any lien, encumbrance, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitations on rights of ownership, financing statement (and similar notices) filed with any Governmental Authority, claim (including any claim as defined in the Code), charge, equities, mortgage, pledge, objection, title defect, option, restrictive covenant, restriction on transfer or any comparable interest or right created by or arising under Applicable Law, of any nature whatsoever.

“Exercising Party” shall have the meaning specified in Section 3.10(c) herein.

“First Parent Response Period” shall have the meaning specified in Section 3.10(b) herein.

“First Parent Sale Offer” shall have the meaning set forth in Section 3.10(a) herein.

“First Pro Rata Portion” shall have the meaning set forth in Section 3.5(b) herein.

“First Purchase Notice” shall have the meaning set forth in Section 3.5(b) herein.

“First Response Period” shall have the meaning set forth in Section 3.5(b) herein.

“First Sale Offer” shall have the meaning set forth in Section 3.5(a) herein.

“Fiscal Year” shall mean a fiscal year from January 1 to December 31.

“GAAP” shall mean, in the case of the Company the generally accepted accounting principles in the United States, as in effect from time to time and as adopted by the Company or, in the case of a PRC Subsidiary, the generally accepted accounting principles in the PRC, as in effect from time to time and as adopted by such PRC Subsidiary, in each case with the consent of the independent public accountants of the Company or its PRC Subsidiaries, as the case may be, consistently applied.

“Government Official” shall mean (i) any employee or official of any government, including any employee or official of any entity owned or controlled by a government, (ii) any employee or official of a political party, (iii) any candidate for political office or his employee, or (iv) any employee or official of an international organization. For the avoidance of doubt, the term Government Official shall include any employee or official of a hospital, clinic or other healthcare institution owned or controlled by government.

“Governmental Approval” shall mean any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” shall mean any government or political subdivision thereof, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body having jurisdiction over the matter or matters in question.

“Hanmax” shall mean Hanmax Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands.

“Immediate Family” shall mean such person’s spouse, parents, siblings, sons, daughters, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law, grandparents, granddaughters and grandsons.

“Indebtedness” shall mean, as to any Person, without duplication (i) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (ii) all Obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all reimbursement obligations of such Person with respect to all letters of credit securing Obligations of the type described in clauses (i), (ii), (iv) and (v) of any other Person, but only to the extent of the Obligations secured, (iv) all Obligations under any interest rate or currency protection agreement (including, without limitation, any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements and (v) all guarantees issued in respect of Obligations described in clauses (i)-(iv) above of any other Person.

“Initiating Holders” shall have the meaning assigned in the Registration Rights Agreement.

“Information” shall have the meaning specified in Section 7.9 herein.

“Lock-up Period” shall have the meaning set forth in Section 3.2(c) herein.

“Losses” shall mean any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, reasonable expenses and disbursements as incurred (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, reasonable expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, reasonable expenses and disbursements as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation.

“Material Adverse Effect” shall mean, with respect to any Person, an event or series of events having a material adverse effect on the business, condition (financial or otherwise), affairs, operations, liabilities, assets, properties or prospects of such Person or any of its Subsidiaries, individually or taken as a whole.

“Material Subsidiaries” shall mean Unisources Enterprises Limited and Guizhou Tongjitang Pharmaceutical Co., Ltd.

“NASDAQ Market” shall mean the electronic stock market owned by the National Association of Securities Dealers, including NASDAQ Global Select MarketSM, NASDAQ Global MarketSM and NASDAQ Capital Market®.

“Obligations” shall mean, in respect of any indebtedness, any principal, interest, penalties, fees, guarantees, reimbursements and other liabilities pursuant to the terms thereof.

“Observer” shall have the meaning set forth in Section 2.1(b) herein.

“OFAC” shall have the meaning specified in Section 7.12(b) herein.

“Offer Notice” shall mean a notice of any Buyer’s or Recent Investor’s intent to sell the Ordinary Shares pursuant to Section 3.4 and specifying with respect to such proposed sale, the number of the Ordinary Shares, the purchase price per Ordinary Share and all other material payment terms including, without limitation, the form of consideration and, in the case of non-cash consideration, the specific assets and/or securities constituting such consideration.

“Offered Buyer Shares” shall have the meaning set forth in Section 3.4(a) herein.

“Offered Shares” shall have the meaning set forth in Section 3.5(a) herein.

“Offered SPV Shares” shall have the meaning set forth in Section 3.10(a) herein.

“Ordinary Shares” shall mean the ordinary shares in the capital of the Company, par value U.S.$0.001 per share.

“Organizational Documents” shall mean, with respect of any Person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other Organizational documents of such entity and any amendments thereto.

“Original Currency” shall have the meaning set forth in Section 8.10(a) herein.

“Other Shareholder” shall have the meaning set forth in the recitals hereof.

“Parent” shall mean Wang Xiaochun (in respect of Hanmax), Wang Shaolan (in respect of S-Yangtse) and Silver Grant (in respect of Samtung).

“Permitted Parent Transfer” shall have the meaning set forth in Section 3.9(a) herein.

“Permitted Transfer” shall have the meaning specified in Section 3.3(a) herein.

“Permitted Parent Transferee” shall have the meaning set forth in Section 3.9(a) herein.

“Permitted Transferee” shall have the meaning specified in Section 3.3(a) herein.

“Person” shall mean any natural person, Company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, including a government or any political subdivision thereof, department or agency of any government.

“PRC Subsidiary” shall mean any Subsidiary of the Company that is organized and existing under the laws of the PRC.

“Preemptive Shares” shall have the meaning specified in Section 4.1 herein.

“Proportionate Amount” shall have the meaning specified in Section 4.1 herein.

“Proposed Transferee” shall have the meaning specified in Section 3.5(a) herein.

“Pro Rata Portion” shall have the meaning specified in Section 3.10(e) herein.

“Purchase Price” shall mean the aggregate purchase price of the Shares at the amount of U.S.$15,459,234.61.

“Put” shall have the meaning specified in Section 3.8(a) herein.

“Put Closing” shall have the meaning specified in Section 3.8(c) herein.

“Put Event” shall have the meaning specified in Section 3.8(a) herein.

“Put Notice” shall have the meaning specified in Section 3.8(a) herein.

“Put Price” shall have the meaning specified in Section 3.8(e) herein.

“Put Shares” shall have the meaning specified in Section 3.8(a) herein.

“Qualified Party” shall have the meaning specified in Section 3.10(e) herein.

“Qualified Public Offering” shall mean the listing of the Ordinary Shares on a NASDAQ Market, the New York Stock Exchange, the Hong Kong Stock Exchange or the London Stock Exchange or the admission of the Ordinary Shares on another international stock exchange as agreed by the Buyers, in each case including any such listing or admission in the form of depositary shares.

“Qualified Remaining Shareholders” shall have the meaning set forth in Section 3.5(c) herein.

“Receiving Party” shall have the meaning specified in Section 7.9 herein.

“Recent Investors” shall have the meaning set forth in the recitals hereof.

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into among the Company and the Shareholders, as amended from time to time.

“Registrable Securities” shall have the meaning assigned in the Registration Rights Agreement.

“Remaining Shareholders” shall have the meaning set forth in Section 3.5(a) herein.

“Response Period” shall have the meaning specified in Section 3.4(b) herein.

“Restricted Period” shall have the meaning set forth in Section 3.1(a) herein.

“RMB” shall mean the lawful currency of the PRC.

“Samtung” shall mean Samtung Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands.

“Second Purchase Notice” shall have the meaning set forth in Section 3.5(c) herein.

“Second Parent Response Period” shall have the meaning specified in Section 3.10(e) herein.

“Second Parents Sale Offer” shall have the meaning specified in Section 3.10(e) herein.

“Second Pro Rata Portion” shall have the meaning set forth in Section 3.5(c) herein.

“Second Response Period” shall have the meaning set forth in Section 3.5(c) herein.

“Second Sale Offer” shall have the meaning set forth in Section 3.5(c) herein.

“Securities Act” shall have the meaning set forth in Section 3.1(a) herein.

“Selling Parent” shall have the meaning set forth in Section 3.10(a) herein.

“Selling Shareholder” shall have the meaning specified in Section 3.5(a) herein.

“Shareholders” shall have the meaning specified in the recitals hereof.

“Share Incentives” shall mean options to purchase Ordinary Shares, share appreciation rights, dividend equivalent rights, restricted shares, restricted share units, share payments and deferred shares.

“Share Purchase Agreement” shall have the meaning set forth in the recitals hereof.

“Shares” shall mean the 9,929,008 Ordinary Shares that the Buyers will purchase under the Share Purchase Agreement at the Closing.

“Silver Grant” shall have the meaning specified in the recitals hereof.

“SPV Shares” shall have the meaning specified in Section 3.9(a) herein.

“SPV Shares Offerees” shall have the meaning specified in Section 3.10(a) herein.

“Subsidiary” shall mean any Person of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person.

“S-Yangtse” shall mean S-Yangtse Holdings Limited, a limited liability company organized and existing under the laws of the British Virgin Islands.

“Tag-Along Election Shares” shall have the meaning set forth in Section 3.6(b) herein.

“Tag-Along Notice” shall have the meaning set forth in Section 3.6(a) herein.

“Tag-Along Response Period” shall have the meaning set forth in Section 3.6(b) herein.

“Tag-Along Shares” shall have the meaning set forth in Section 3.6(a) herein.

“Total Pro Rata Portion” shall have the meaning set forth in Section 3.5(c) herein.

“Transfer” shall have the meaning set forth in Section 3.2(a) herein.

“U.S. Dollars” and the sign “U.S.$” shall each mean freely transferable lawful currency of the United States of America.

“Uncommitted Shares” shall have the meaning set forth in Section 3.5(c) herein.

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement. Terms used but not defined in this Agreement shall have the same meanings as specified under the Share Purchase Agreement or the Registration Rights Agreement.

1.2 Other Definitional Provisions. The words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

ARTICLE II

BOARD OF DIRECTORS; RESTRICTED ACTIVITIES

2.1 Board of Directors. Prior to the Company’s Qualified Public Offering, each of the Shareholders shall vote all of its Ordinary Shares (including Ordinary Shares acquired after the date of this Agreement whether upon exercise of options, warrants, conversion of other securities, by purchase or otherwise) and shall take all other necessary actions within its control (whether in its capacity as shareholder or otherwise, including, without limitation, causing its directors and officers to take all such necessary action), and shall cause the Company to take all necessary action, in order to cause:

(a) the number of directors on the board of directors of the Company to be three, the number of directors on the board of directors of Unisources Enterprises Limited to be seven, the number of directors on the board of directors of Guizhou Tongjitang Pharmaceutical Co., Ltd. to be six, the number of directors on the board of directors of Guizhou Tongjitang Medicine Distribution Co., Ltd. to be five, the number of directors on the board of directors of Guizhou Tongjitang Pharmacy Chain Co., Ltd. to be one and the number of directors on the board of directors of Guizhou Tongjitang Chinese Medicines Planting Co., Ltd. to be three. The boards of directors of the Company and of its Material Subsidiaries are each referred to herein as a “Board” and collectively the “Boards.”

(b) if requested by the Buyers, (i) the Boards to invite one representative designated by the Buyers to attend and observe any meetings of the Boards and each of their respective committees, including, without limitation to, the Boards’ respective audit committees, executive committees, and nomination and compensation committees (the “Observer”);

(c) the Boards to meet not less than semi-annually; and

(d) the Company to provide to the Observer all information and materials provided to the Boards and to each of their respective committees, including notices of all meetings.

2.2 Restricted Activities. Subject to Section 2.3, each Shareholder shall take all such action as a shareholder of the Company necessary to forbid the Company and its Subsidiaries from taking any of the following actions, in each case unless such action is approved by the Buyers:

(i) the sale, merger, consolidation, spin-off or recapitalization of the Company or any Subsidiary or the acquisition of any Person by the Company or any Subsidiary (or any similar transaction);

(ii) the liquidation, dissolution or winding up of the Company or any Subsidiary;

(iii) other than in the ordinary course of business, the pledge, sale, transfer or disposition of, in one or a series of transactions, any assets exceeding RMB15,000,000 (by way of a sale, lease, purchase or otherwise);

(iv) the filing of a voluntary petition in bankruptcy or commencement of a voluntary legal procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or other similar law now or hereafter in effect, the consent to the entry of an order for relief in an involuntary case under such law or the application for or consent to the appointment of a receiver, liquidator, assignee, custodian or trustee (or similar official) of the Company or any Subsidiary;

(v) the amendment of any of the Organizational Documents of the Company or any Subsidiary;

(vi) any change of the capital of the Company or any Subsidiary, or the authorization, issuance or entering into of any agreement providing for the sale or issuance (contingent or otherwise) of capital shares or equity interests of the Company or any Subsidiary or any securities convertible into or exchangeable for, or options, rights or warrants to acquire, any such capital shares, equity interests or such securities, including authorizations, issuances or agreements in connection with the 2006 Share Incentive Plan, but not including the issuance of Ordinary Shares specifically contemplated by the Share Purchase Agreement;

(vii) the transfer, sale, pledge or disposition of, in one or a series of transactions of any outstanding shares of capital stock or any equity interests of any Subsidiary;

(viii) the declaration of any dividends or distributions on or with respect to capital shares or equity interests (as the case may be) of the Company or any Subsidiary;

(ix) the entering into any transaction or series of transactions, directly or indirectly, by the Company or any Subsidiary with any Person in which any of the Shareholders or their Affiliates, any officer or director of the Company or any Subsidiary or any member of the Immediate Family of any of such persons, has an interest which exceeds 5% of the equity of such Person, except in the case of such Person being a publicly traded company, in which case such interest exceeds 10% of the equity of such Person;

(x) other than in the ordinary course of business, (a) the authorization, incurrence or entering into of any agreement for the incurrence, in one transaction or series of transactions, of any indebtedness, obligations or liabilities, including guarantees, by the Company and any Subsidiary of an aggregate amount in excess of RMB15,000,000 or the entering into any off-balance sheet transaction by the Company or any Subsidiary or (b) the amendment of any material term of any indebtedness, obligations, liabilities, including guarantees, or off-balance sheet transactions of an aggregate amount in excess of RMB15,000,000 in a manner adverse to the Company or any Subsidiary;

(xi) other than in the ordinary course of business, the creation, assumption or incurrence of any Encumbrance on the assets of the Company or any Subsidiary of an aggregate amount in excess of RMB15,000,000;

(xii) other than in the ordinary course of business, the acquisition of any assets (including securities) by the Company or any Subsidiary in one transaction or a series of transactions with a value in excess of RMB15,000,000 in any one Fiscal Year;

(xiii) other than the granting of franchise rights in the ordinary course of business, the sale, transfer, assignment, pledge or disposition of in one or a series of transactions any permit, license, authorization or concession granted or relating to the businesses of the Company or any Subsidiary as presently conducted;

(xiv) other than transactions solely among the Company and its Subsidiaries or the granting of advances to employees in the ordinary course of business, the lending of money or granting of credits to any Person;

(xv) any change in excess of 25% in the salary of any officer or employee of the Company or its Subsidiaries whose individual annual salary exceeds RMB 2,000,000, provided that annual salary for this purpose shall include any bonuses, consultancy fees and equity-based compensation but shall exclude any sales commission-based payments;

(xvi) the public offering of capital shares or other securities of the Company or any Subsidiary, except in the case of a Qualified Public Offering underwritten by a reputable international underwriter;

(xvii) any change in the Company’s or any Subsidiary’s Fiscal Year, method of accounting or accounting practices, except such changes necessary to comply with changes to GAAP;

(xviii) the selection of the Company’s or any Subsidiary’s independent accountants (which as of the date hereof is Deloitte Touche Tohmatsu), except that the Company may select another of the Big Four Accounting Firms;

(xix) the making of any material changes in the business activities of the Company or its Subsidiaries or the entering into the ownership, active management or operation of any business other than the traditional Chinese medicine business;

(xx) the redemption, purchase or other acquisition of any securities of the Company or any Subsidiary;

(xxi) the creation of, or the delegation of any power to, any committee of the Boards;

(xxii) the appointment of any successors, if any, to the persons serving on the date hereof as chief executive officer (or an officer with comparable responsibilities) of the Company;

(xxiii) any change in the use of the net proceeds to the Company from the sale of the Shares under the Share Purchase Agreement (which has been designated for to the acquisition of other Chinese pharmaceutical companies or as the Company’s working capital);

(xxiv) the establishment of an annual budget providing for expenditures of the Company and its Subsidiaries on a monthly basis, which shall be presented to the Buyers for each Fiscal Year no later than one month before the commencement of such Fiscal Year; or

(xxv) taking any action, directly or indirectly, in furtherance of any of the foregoing.

2.3 Limitation on Rights of the Buyers. The rights of the Buyers provided in Sections 2.1 and 2.2 shall terminate with respect to the Buyers at the earlier of (i) a Qualified Public Offering or (ii) in the event that the Buyers, together with their Affiliates, cease to own Ordinary Shares, excluding any Ordinary Shares acquired by such Affiliates in the public market for trading purposes or not for their own account after the date of this Agreement, representing, in the aggregate, at least one third of the Shares that the Buyers purchased under the Share Purchase Agreement.

ARTICLE III

TRANSFER OF ORDINARY SHARES

3.1 General. During the period commencing on the Closing and ending on the closing of the sale of the Company’s Ordinary Shares pursuant to a Qualified Public Offering (the “Restricted Period”), each certificate representing the Ordinary Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The transfer of the securities represented by this certificate may only be done in compliance with and pursuant to the terms of the Shareholders Agreement, dated November 8, 2006, among the shareholders of Tongjitang Chinese Medicines Company listed therein. The securities represented hereby have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The securities represented by this certificate may, unless effectively registered, be offered, sold or otherwise transferred only (a) to Tongjitang Chinese Medicines Company, (b) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act or (d) in compliance with certain other procedures satisfactory to Tongjitang Chinese Medicines Company.”

3.2 Restrictions on Transfer. (a) During the Restricted Period, Shareholders may not sell, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a “Transfer”) any of its Ordinary Shares except (i) as provided in this Article III or (ii) pursuant to the Registration Rights Agreement, if applicable. None of the Buyers or Recent Investors may Transfer any of its Ordinary Shares prior to the earlier of (i) the second anniversary of the Closing or (ii) the end of the Restricted Period, except pursuant to Section 3.3 or Section 3.6 herein or with the prior written consent of the Company.

(b) The foregoing restrictions on Transfer shall not apply to the sale of any Ordinary Shares in connection with the Share Purchase Agreement.

(c) The Buyers, the Recent Investors and the Other Shareholders shall enter into a lock-up agreement with the underwriters for a Qualified Public Offering, pursuant to which the Buyers, the Recent Investors and the Other Shareholders shall agree for a period of 180 days beginning from the date of the Company’s Qualified Public Offering (the “Lock-up Period”) not to (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares held immediately prior to the effectiveness of a registration statement governing such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise. Any sales made by an Other Shareholder in a Qualified Public Offering that has been agreed on by the underwriters for the Qualified Public Offering shall not be subject this Section 3.2(c).

3.3 Permitted Transfers. (a) The restrictions on Transfer provided in this Article III shall not be applicable to any Transfer (i) by a Shareholder to an Affiliate of such Shareholder, from an Affiliate of the Shareholder to such Shareholder or between Affiliates of such Shareholder, (ii) pursuant to unanimous consent of all Shareholders, (iii) in the case of the Buyers, pursuant to the Buyers’ exercise of their Put Rights under Section 3.8, (iv) in the case of the Recent Investors, pursuant to their put rights to Hanmax Investment Limited under the share purchase agreements dated November 1, 2006 pursuant to which the Recent Investors acquired the number of Ordinary Shares listed in Exhibit B or (v) by Wang Xiaochun in accordance with Section 7.20(b) herein. Any such transferee shall be referred to herein as a “Permitted Transferee” and any such transfer be referred to as a “Permitted Transfer.”

(b) In the case of any such Permitted Transfer, the transferring Shareholder shall have provided the other Shareholders with written notice of such proposed Transfer at least 30 days prior to consummating such Transfer stating the name and address of the Permitted Transferee, the relationship between the transferring Shareholder and the Permitted Transferee, and the Permitted Transferee shall have executed a copy of this Agreement as a Shareholder of the Company.

(c) If any such Permitted Transferee to whom Ordinary Shares have been transferred by a Shareholder ceases to be a Permitted Transferee, such Ordinary Shares shall be transferred back to the transferring Shareholder immediately prior to the time such Person ceases to be a Permitted Transferee of such Shareholder.

(d) In the case of any transfer to a Permitted Transferee, the transferring Shareholder and such Permitted Transferee shall be jointly and severally liable for any breach of this Agreement by such Permitted Transferee.

3.4 Rights of First Offer. (a) On any date after the second anniversary of the Closing and prior to the end of the Restricted Period, if a Buyer or a Recent Investor desires to Transfer all or part of its Ordinary Shares other than pursuant to (i) a Permitted Transfer or (ii) the Registration Rights Agreement, such Buyer or Recent Investor shall, prior to consummating such Transfer, give an Offer Notice to the Company and each other Shareholder in respect of the Ordinary Shares being offered by such Buyer or Recent Investor (the “Offered Buyer Shares”).

(b) Each Shareholder to which an Offer Notice is sent pursuant to Section 3.4(a) shall have the right, for a period of 20 days after the Offer Notice is sent to the Company and the Shareholders by the means specified in Section 8.3 (the “Response Period”) to purchase, pursuant to terms specified in the Offer Notice, in whole but not in part, the Offered Buyer Shares. This right shall be exercisable by delivering a written notice to such Buyer or Recent Investor, all other Shareholders and the Company, within the Response Period, stating therein that such Shareholder agrees to purchase all of such Offered Buyer Shares pursuant to the terms of the Offer Notice.

(c) In the event that more than one Shareholder delivers notice of its intention to purchase the Offered Buyer Shares pursuant to Section 3.4(b), each Shareholder shall have the right to purchase such number of the Offered Buyer Shares equal to the product of the number of the Offered Buyer Shares multiplied by a fraction, the numerator of which shall be equal to the number of Ordinary Shares held by such Shareholder and the denominator of which shall be the number of Ordinary Shares held by all such Shareholders exercising rights pursuant to Section 3.4(b).

(d) In the event that there has been a timely election by any Shareholder(s) to exercise rights pursuant to Sections 3.4(b), then the purchase of the Offered Buyer Shares shall close at a time and place reasonably acceptable to such Buyer or Recent Investor, provided that such closing shall not occur more than 45 days after the expiration of the Response Period. At such closing, such Shareholder(s) shall deliver to such Buyer or Recent Investor the price set forth in the Offer Notice for such Offered Buyer Shares, in the funds specified in the Offer Notice, and such Buyer or Recent Investor shall deliver to such Shareholder(s) the original certificate(s) representing such Offered Buyer Shares and all other documents required to effect the sale of such securities. In the event that such Shareholder(s) shall not have completed purchase of the Offered Buyer Shares within such 45-day period, then such Buyer or Recent Investor may sell the Offered Buyer Shares without respect to the restrictions set forth in this Section 3.4.

(e) In the event there has not been a timely election by any Shareholder to acquire the Offered Buyer Shares pursuant to Section 3.4(b), then such Buyer or Recent Investor may, within 90 days following the expiration of the Response Period, sell the Offered Buyer Shares, at a price not lower than that contained in the Offer Notice and on terms not more favorable to the purchaser than those contained in the Offer Notice to any other Person. Promptly after any sale pursuant to this Section 3.4(e), such Buyer or Recent Investor shall notify each other Shareholder and the Company of the consummation thereof and shall furnish such evidence of the completion of such sale (including time of completion) and of the terms thereof as any Shareholder may request.

(f) If at the end of any such 90-day period provided for in Section 3.4(e), such Buyer or Recent Investor has not completed the sale of the Offered Buyer Shares, such Buyer or Recent Investor shall no longer be permitted to sell such Offered Buyer Shares pursuant to this Section 3.4 without again fully complying with the provisions of this Section 3.4 and all the restrictions on Transfer contained in this Agreement shall again be in effect.

3.5 Other Shareholders’ Rights of First Refusal. (a) During the Restricted Period, if any Other Shareholder (the “Selling Shareholder”) desires to Transfer all or part of its Ordinary Shares to any other Person (the “Proposed Transferee”) other than pursuant to Permitted Transfers, such Selling Shareholder shall, prior to consummating any such Transfer and at the expiration of the Tag-Along Response Period (as defined in Section 3.6(a)), give written notice (a “First Sale Offer”) to the other Shareholders (the “Remaining Shareholders”), containing (i) the number of Ordinary Shares proposed to be transferred pursuant to such bona fide written offer from the Proposed Transferee plus the number of the Tag-Along Election Shares (as defined in Section 3.6(b)), if any (the “Offered Shares”), (ii) the name and address of the Proposed Transferee, (iii) the proposed purchase price, terms and payment and other material terms and conditions of the Proposed Transferee’s offer and (iv) an offer to sell the Offered Shares set forth in the First Sale Offer at the same price and on the same terms and conditions as offered by the Proposed Transferee. The consideration specified in both the offer from the Proposed Transferee and in the First Sale Offer shall be cash.

(b) Each Remaining Shareholder shall have the right, for a period of 20 days after the receipt of the First Sale Offer (the “First Response Period”) to purchase pursuant to the First Sale Offer, its First Pro Rata Portion (as hereinafter defined) of the Offered Shares, exercisable by delivering a written notice (a “First Purchase Notice”) to the Selling Shareholder, all other Remaining Shareholders and the Company, within the First Response Period, stating therein that the First Pro Rata Portion (in whole but not in part) will be purchased by such Remaining Shareholder. The “First Pro Rata Portion” of each Remaining Shareholder will be a number of Ordinary Shares equal to the product of (x) the total number of the Offered Shares multiplied by (y) a fraction, the denominator of which shall be the total number of the Ordinary Shares then owned by the Remaining Shareholders, and the numerator of which shall be the number of the Ordinary Shares then owned by each Remaining Shareholder.

(c) After the expiration of the First Response Period, if any of the Offered Shares that have not been agreed to be purchased (the “Uncommitted Shares”), the Selling Shareholder shall send a second written notice (a “Second Sale Offer”) offering the Uncommitted Shares to those Remaining Shareholders who have elected to purchase their respective First Pro Rata Portion in response to the First Sale Offer (the “Qualified Remaining Shareholders”). Except for the number of the Ordinary Shares proposed to be transferred, the terms and conditions of the Second Sale Offer shall be the same as those in the First Sale Offer. Each Qualified Remaining Shareholder shall have the right, for a period of 10 days after the receipt of the Second Sale Offer (the “Second Response Period”) to purchase its Second Pro Rata Portion (as hereunder defined) of the Uncommitted Shares, exercisable by delivering a written notice (a “Second Purchase

Notice”) to the Selling Shareholder, all other Qualified Remaining Shareholders and the Company, within the Second Response Period, stating therein that the Second Pro Rata Portion (in whole but not in part) will be purchased by such Qualified Remaining Shareholder. The “Second Pro Rata Portion” of each Qualified Remaining Shareholder will be a number of Ordinary Shares equal to the product of (x) the total number of the Uncommitted Shares multiplied by (y) a fraction, the denominator of which shall be the total number of the Ordinary Shares then owned by the Qualified Remaining Shareholders, and the numerator of which shall be the number of the Ordinary Shares then owned by each Qualified Remaining Shareholder. In respect of each Remaining Shareholder, the Second Pro Rata Portion of such Remaining Shareholder (if any), together with the First Pro Rata Portion of such Remaining Shareholder, shall be referred to as the “Total Pro Rata Portion.”

(d) Under the circumstances set forth in Section 3.5(c), a Remaining Shareholder that has timely delivered a First Purchase Notice or both a First Purchase Notice and a Second Purchase Notice shall have 45 days from the expiration of the Second Response Period to complete such purchase. In the event that any Remaining Shareholder shall not have completed any such purchase within such 45-day period, then the Selling Shareholder shall have the right to sell such Offered Shares that were not so purchased without respect to the restrictions set forth in this Section 3.5.

(e) If (i) at the end of the First Response Period no Remaining Shareholder has given notice of its decision to purchase the Offered Shares or (ii) at the end of the Second Response Period no Qualified Remaining Shareholder has given notice of its decision to purchase the Uncommitted Shares, the Selling Shareholder shall have 90 days in which to sell the Offered Shares or the Uncommitted Shares, as the case may be, to the Proposed Transferee at a price not lower than that contained in the First Sale Offer and on terms not more favorable to the Proposed Transferee than were contained in the First Sale Offer. Promptly after any sale pursuant to this Section 3.5(e), the Selling Shareholder shall notify each other Shareholder and the Company of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms thereof as any other Shareholder may request.

(f) If at the end of any such 90-day period provided for in Section 3.5(e), the Selling Shareholder has not completed the sale of the Offered Shares or the Uncommitted Shares, as the case may be, the Selling Shareholder shall no longer be permitted to sell such Offered Shares or the Uncommitted Shares, as the case may be, pursuant to this Section 3.5 without again fully complying with the provisions of this Section 3.5 and all the restrictions on Transfer contained in this Agreement shall again be in effect.

3.6 Tag-Along Rights. (a) Without prejudice to the generality of Section 3.5, if during the Restricted Period any Other Shareholder receives an offer from any Proposed Transferee(s) to purchase all or any part of the Ordinary Shares owned by such Other Shareholders, such Other Shareholders shall within 5 Business Days after receipt of such offer provide a written notice (the “Tag-Along Notice”) to the Buyers and the Recent Investors containing (i) the name and address of such Proposed Transferee(s), (ii) the number of Ordinary Shares proposed to be Transferred, (iii) the proposed amount and form of consideration to be paid for the Ordinary Shares and the terms and conditions of payment offered by each Proposed Transferee; (iv) confirmation that the Proposed Transferee(s) has been informed of the Buyers’ and Recent Investors’ rights provided for in this Section 3.6 and has agreed to purchase the Ordinary Shares held by the Buyers and the Recent Investors in accordance with the terms hereof and (v) the total number of the Ordinary Shares held by the Buyers and the Recent Investors (the “Tag-Along Shares”) that the Buyers and the Recent Investors shall be entitled to sell in connection with such proposed Transfer, which shall be, for each Buyer or Recent Investor, a number of Ordinary Shares equal to the product of (x) the total number of the Ordinary Shares held by such Buyer or Recent Investor on the date such Buyer or Recent Investor received the Tag-Along Notice multiplied by (y) a fraction, the numerator of which shall be the number of the Ordinary Shares proposed to be sold by the Other Shareholder and the denominator of which shall be the total number of the Ordinary Shares held by the Other Shareholder.

(b) Within 15 days of its receipt of a Tag-Along Notice (the “Tag-Along Response Period”), each of the Buyers and the Recent Investors shall provide written notice to the Other Shareholder that delivered such Tag-Along Notice of the number of Tag-Along Shares that such Buyer or Recent Investor wants to sell in the Transfer (the “Tag-Along Election Shares”).

(c) If at the expiration of the Tag-Along Response Period, any Buyer or Recent Investor has not provided notice of its desire to sell its Tag-Along Shares, such Buyer or Recent Investor shall be deemed to have elected not to exercise its tag-along rights.

3.7 Execution of this Agreement. Notwithstanding anything deemed to state the contrary, as a condition of any purchase of the Ordinary Shares, any purchaser shall execute a copy of this Agreement as a shareholder of the Company.

3.8 Buyers’ Put Rights. (a) If for any reason (i) the Company has not completed a Qualified Public Offering on or prior to the second anniversary of the Closing or (ii) the Company or either of the Controlling Shareholders has breached any representation, warranty, covenant or provision contained in this Agreement, the Share Purchase Agreement or the Registration Rights Agreement (such failure to complete or such breach a “Put Event “), the Buyers shall have the right to require the Company at any time to repurchase (the “Put”) all of the Ordinary Shares purchased by the Buyers pursuant to the Share Purchase Agreement (including any Ordinary Shares obtained through a stock split, stock dividend or any similar issuance in respect of such original Ordinary Shares, the “Put Shares”) by delivering a written notice to the Company specifying their intention to exercise the Put (the “Put Notice”). The Buyers’ right to exercise the Put shall terminate 180 days following the second anniversary of the Closing. The right to exercise the Put is solely for the benefit of the Buyers in respect of the Ordinary Shares purchased pursuant to the Share Purchase Agreement (including any Ordinary Shares obtained through a stock split, stock dividend or any similar issuance). Other than in the case of a transfer to an Affiliate pursuant to Section 3(a)(i), if the Buyers transfer any such Ordinary Shares to a third party (it being understood and agreed that any such transfer is subject to the provisions of Article III hereof) the Put will irrevocably terminate with respect to such Ordinary Shares upon such transfer. For the avoidance of doubt, even if Buyers subsequently repurchase any Ordinary Shares described in the previous sentence, there shall be no Put with respect to such shares.

(b) If the breach of an item specified in Section 3.8(a)(ii) is susceptible to cure, the breaching party shall have 30 days following such party’s receipt of the Buyers’ written notice of such breach to cure the breach. Without prejudice to the generality of the proceeding sentence, if the Company has breached its covenant under Section 7.5(b) to keep its good manufacturing practice certificates in full force and effect, it shall have 120 days following its receipt of the Buyers’ written notice of such breach to cure the breach. If such breach is cured during such 30-day or 120-day period, as the case may be, the Buyers shall not be entitled to exercise their Put right pursuant to Section 3.8(a) to remedy such breach.

(c) Upon the delivery of each Put Notice, (subject to the provisions hereof) within 10 days after the delivery of the Put Notice, the Buyers may, upon written notice to the Company and the other Shareholders, withdraw and rescind the Put Notice, whereupon the Put shall be deemed not to have been exercised and neither the Buyers nor the Company shall be obligated to satisfy their respective obligations under this Section 3.8; thereafter, if the Buyers elect not to withdraw and rescind the Put Notice, the Company shall purchase and the Buyers shall sell all Put Shares within 90 days (180 days in the case of a breach of Section 7.5(b)) after the delivery of the Put Notice and at place designated by the Buyers in good faith (the “Put Closing”).

(d) At the Put Closing, the Company shall cause the Company’s registered office to make the corresponding entries in its register of members and the Buyers shall deliver to the Company original certificate(s) representing the Put Shares purchased by the Company, and the Company shall deliver to an account designated by the Buyers the aggregate Put Price for the Put Shares in U.S. Dollars in immediately available funds.

(e) The purchase price for all Put Shares (the “Put Price”) shall be equal to the Purchase Price, provided that the Put Price shall be ratably reduced to take account of any previous Transfers by the Buyers (in accordance with Article III of this Agreement) of any Ordinary Shares acquired by the Buyers pursuant to the Share Purchase Agreement.

(f) The Company shall be deemed to have satisfied its obligations under Section 3.8(a) if it arranges for a third party to purchase the Put Shares and to pay the Put Price pursuant to and in accordance with terms and conditions set forth in Section 3.8.

(g) If for any reason (whether as a result of inability to pay, legal or contractual prohibitions or otherwise) the Company fails to pay in cash the full amount of the aggregate Put Price within 90 days (180 days in the case of a breach of Section 7.5(b)) following the delivery of the Put Notice at the request of the Buyers, all Shareholders shall use their commercially reasonable efforts to take all acts, execute all instruments and use its best efforts to cause the Company to do the same (including, without limitation, to vote in such manner) as may be necessary or (in the opinion of the

Buyers) desirable to enable the Company to pay in cash the full amount of the Put Price in accordance with the terms of this Agreement. Under the circumstance described in the proceeding sentence, the Buyers shall have the right to Put all of the Put Shares to Wang Xiaochun by delivering a written notice. Within 90 days after the receipt of such notice to him, Wang Xiaochun shall purchase and the Buyers shall sell all Put Shares at the applicable Put Price of a place designated by the Buyers in good faith.

(h) EACH SHAREHOLDER OTHER THAN THE BUYERS IRREVOCABLY WAIVES ANY AND ALL RIGHTS THAT IT HAS OR MAY HAVE, UNDER APPLICABLE LAW OR OTHERWISE, TO REQUIRE THE COMPANY TO REPURCHASE OR REDEEM ANY ORDINARY SHARES HELD BY SUCH SHAREHOLDER IN CONNECTION WITH ANY EXERCISE BY THE BUYERS OF THE PUT.

3.9 Restrictions on Transfer of SPV Shares. (a) During the Restricted Period, no Parent may Transfer any of the capital shares it controls or that it beneficially owns in the respective Shareholder controlled or beneficially owned by it (the “SPV Shares”) except (i) as provided in Section 3.10 hereof or (ii) any Transfer of the SPV Shares to an Affiliate of such Parent, from an Affiliate of the Parent to such Parent or between Affiliates of such Parents. Any such transferee of the SPV Shares designated in clause (i) or (ii) of the preceding sentence shall be referred to herein as a “Permitted Parent Transferee” and any such transfer be referred to as a “Permitted Parent Transfer.”

(b) In the case of any such Permitted Parent Transfer, the transferring Parent shall have provided each Shareholder with written notice of such proposed Transfer at least 30 days prior to consummating such Permitted Parent Transfer stating the name and address of the Permitted Parent Transferee, the relationship between the transferring Parent and the Permitted Parent Transferee, and the Permitted Parent Transferee shall have executed a copy of this Agreement.

(c) If such Permitted Parent Transferee to whom the SPV Shares have been transferred ceases to be a Permitted Parent Transferee, such SPV Shares shall be transferred back to the transferring Parent immediately prior to the time such Person ceases to be a Permitted Parent Transferee of such Parent.

(d) The transferring Parent and such Permitted Parent Transferee shall be jointly and severally liable for any breach of this Agreement by such Permitted Parent Transferee.

3.10 The Buyers’, the Recent Investors’ and Parents’ Rights of First Refusal. (a) During the Restricted Period, if any Parent (a “Selling Parent”) desires to Transfer all or part of its SPV Shares to a Proposed Transferee other than pursuant to Permitted Parent Transfers, such Selling Parent shall, prior to consummating any such Transfer, give written notice (a “First Parent Sale Offer”) to the Buyers, the Recent Investors and the other Parents (the “SPV Shares Offerees”), containing (i) the number and class of the SPV Shares proposed to be transferred pursuant to such bona fide written offer (the “Offered SPV Shares”), (ii) the name and address of the Proposed Transferee, (iii) the proposed purchase price, terms and payment and other material terms and conditions of the Proposed Transferee’s offer and (iv) an offer to sell the Offered SPV Shares set forth in the First Parent Sale Offer at the same price and on the same terms and conditions as offered by the Proposed Transferee.

(b) The SPV Shares Offerees shall have the right, for a period of 20 days after the receipt of the First Parent Sale Offer (the “First Parent Response Period”) to purchase, pursuant to terms specified in the First Parent Sale Offer, in whole but not in part, the Offered SPV Shares. This right should be exercised by delivering a written notice to the Selling Parent and the SPV Shares Offerees, within the First Parent Response Period, stating therein that such SPV Shares Offeree agrees to purchase all of such Offered SPV Shares pursuant to the terms of the First Parent Sale Offer.

(c) In the event that more than one SPV Shares Offeree delivers notice of its intention to purchase the Offered SPV Shares pursuant to Section 3.10(b), each SPV Shares Offeree exercising rights pursuant to Section 3.10(b) (an “Exercising Party”) shall have the right to purchase such number of the Offered SPV Shares equal to the product of (x) the number of the Offered SPV Shares multiplied by (y) a fraction, the numerator of which shall be the number of Ordinary Shares controlled or beneficially owned by such Exercising Party and the denominator of which shall be the number of Ordinary Shares beneficially owned or controlled by all such Exercising Parties.

(d) An Exercising Party who has notified the Selling Parent within the First Parent Response Period of its desire to purchase all of the Offered SPV Shares shall complete such purchase within 45 days from the expiration of the First Parent Response Period. In the event that there is one or more Exercising Parties and that no Exercising Party shall have completed the purchase within the 45-day period, the Selling Parent shall have the right to sell the Offered SPV Shares without respect to the restrictions set forth in this Section 3.10.

(e) In the event that there are more than one Exercising Parties and one or more such Exercising Parties have failed to complete their purchase (a “Defaulting Party”) within the period specified in Section 3.10(d), then the Selling Parent shall send a second written notice (a “Second Parent Sale Offer”) offering the Defaulting Party’s portion of the Offered SPV Shares to those Exercising Parties other than the Defaulting Party (a “Qualified Party”). Except for the number of the SPV Shares to be transferred, the terms and conditions of the Second Parent Sale Offer shall be the same as those in the First Parent Sale Offer. Each Qualified Party shall have the right, for a period of 10 days after the receipt of the Second Parents Sale Offer (the “Second Parent Response Period”) to purchase its Pro Rata Portion (as defined hereafter) of the Defaulting Party’s portion of the Offered SPV Shares. This right may be exercised by delivering a written notice to the Selling Parent and the Exercising Parties, within the Second Parent Response Period, stating therein that the Pro Rata Portion (in whole but not in part) will be purchased by such Qualified Party under this Section 3.10(e). The “Pro Rata Portion” of each Qualified Party will be a number of the SPV Shares equal to the product of (x) the total number of the Defaulting Party’s portion of the Offered SPV Shares multiplied by (y) a fraction, the denominator of which shall be the total number of the Ordinary Shares then owned by all Qualified Parties, and the numerator of which shall be the number of the Ordinary Shares then owned by each Qualified Party. A Qualified Party that has timely delivered its purchase notice within the Second Parent Response Period shall complete such purchase within 45 days from the expiration of the Second Parent Response Period. In the event that the Qualified Parties shall not have completed the purchase within the 45-day period, then the Selling Parent shall have the right to sell all of the Defaulting Party’s portion of the Offered SPV Shares without respect to the restrictions set forth in this Section 3.10.

(f) If at the end of the First Parent Response Period none of the SPV Shares Offerees have given notice of their decision to purchase the Offered SPV Shares, the Selling Parent shall sell the Offered SPV Shares to the Proposed Transferee at a price not lower than that contained in the First Parent Sale Offer and on terms not more favorable to the Proposed Transferee than were contained in the First Parent Sale Offer within 45 days after the expiration of the First Parent Response Period.

(g) If at the end of any such period provided for in Sections 3.10(e) and 3.10(f), the Selling Parent has not completed the sale of the Offered SPV Shares, the Selling Parent shall no longer be permitted to sell such Offered SPV Shares pursuant to this Section 3.10 without again fully complying with the provisions of this Section 3.10 and all the restrictions on Transfer contained in this Agreement shall again be in effect.

3.11 Compliance with Applicable Law, Etc. The exercise of rights set forth in Sections 3.4, 3.5 and 3.10 and the completion of any transfer or sale of Ordinary Shares or the SPV Shares contemplated hereunder shall be subject to compliance with Applicable Law. The Company, each of the Shareholders and each of the Parents shall cooperate with each other and shall take all such action, including, without limitation, obtaining all Governmental Approvals required to comply with Applicable Law in connection with the sale or transfer of the Ordinary Shares or the SPV Shares pursuant to this Agreement. Each of the Company, the Shareholders and each of the Parents shall bear its own costs and expenses in connection with obtaining any such Governmental Approvals, provided, however, that no Shareholder (or its respective Parent) shall be required to bear any costs or expenses in order for another Shareholder or Parent to obtain any such Governmental Approvals.

3.12 Notices of Sales. In the event any Shareholder or Parent transfers any Ordinary Shares or the SPV Shares in accordance with the provisions of this Agreement, in addition to the other notices provided for in this Agreement the transferring Shareholder or Parent shall provide every other Shareholder and Parent written notice 2 Business Days following the date of completion of any such transfer, which notice shall set forth the number of Ordinary Shares or SPV Shares transferred, the price per share, the name and address of the purchaser and the terms of payment and any other material terms and conditions of such sale.

ARTICLE IV

PREEMPTIVE RIGHTS

4.1 Limitation On Share Issuances. During the Restricted Period, the Company shall not offer, issue or sell, or enter into any agreement or commitment to issue or sell any shares or options, rights or other securities to acquire any such shares (collectively, the “Preemptive Shares”), unless the Company shall first offer in writing to sell to each of the Shareholders, on the same terms and conditions and at the same equivalent price, the number of shares equal to the Proportionate Amount (as defined below); provided that in the event a Shareholder elects not to exercise its rights pursuant to this Section 4.1, whether in full or in part, each other Shareholder shall have the right, which right shall not be transferable, to subscribe for such non-electing Shareholder’s Proportionate Amount. In the event the subscription by each other Shareholder for the non-electing Shareholder’s Proportionate Amount exceeds the Proportionate Amount, each other Shareholder shall be entitled to subscribe for the pro rata portion of such Proportionate Amount based on the number of Ordinary Shares held by each Shareholder on such date. The “Proportionate Amount” shall be equal to the product of (x) all such Preemptive Shares to be sold or issued multiplied by (y) a fraction (i) the numerator of which shall be the number of Ordinary Shares owned by such Shareholder, as the case may be, and (ii) the denominator of which shall be the aggregate number of outstanding Ordinary Shares. Such offer shall remain outstanding for at least 30 days from the date of such written notice and shall be exercised by a Shareholder serving written notice to the Company within such 30-day period. Following the completion of such 30-day period, the Company shall have the right, for a period of 45 days to sell any Preemptive Shares not purchased by existing Shareholders, at a price per share not less than the per share price in respect of the Preemptive Shares offered to such Shareholders. Thereafter, any offer, sale or issuance of Preemptive Shares shall be subject to the provisions of this Section 4.1.

4.2 Exemptions. The foregoing preemptive rights shall not apply to (i) the issuance by the Company of any Ordinary Shares in connection with the Share Purchase Agreement, (ii) the issuance by the Company of any Share Incentives to the Company’s directors, officers or employees under a share incentive plan adopted by the Board of the Company or (iii) the issuance by the Company of Ordinary Shares in connection with a Qualified Public Offering or any merger or acquisition transaction approved by the Board of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders represents and warrants to each of the other Shareholders, with respect to itself, (i) as of the date hereof and (ii) as of the date of each annual meeting of the Shareholders as follows:

5.1 Title to the Ordinary Shares. Each of the Shareholders owns, and has the complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver, the Ordinary Shares set forth opposite his or her name on Exhibit B hereof, free and clear of all Encumbrances.

5.2 Authorization. Each of the Shareholders has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Shareholders and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each of the Shareholders, and no other proceedings (corporate or otherwise) on the part of the Shareholders or any other Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of the Shareholders enforceable against each of the Shareholders in accordance with its terms (assuming this Agreement is the valid and binding obligation of each of the other parties hereto).

5.3 No Violations. The execution, delivery and performance of this Agreement by each of the Shareholders or the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Organizational Documents of any of the Shareholders, (b) conflict with or violate any Applicable Law, (c) result in the creation of any Encumbrance on its Ordinary Shares or (d) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any of the Shareholders or by which its Ordinary Shares may be bound, excluding from clause (d), such violations, conflicts, breaches and defaults that, in the aggregate, would not have a Material Adverse Effect on such Shareholder or that would not adversely affect, in a material respect, the ability of such Shareholder to consummate the transactions provided for by this Agreement.

5.4 Consents and Approvals. The execution, delivery and performance of this Agreement by each Shareholder does not and will not, require any consent, approval, authorization, Governmental Approval or other action by, or filing with or notification to, any third party or any Governmental Authority.

5.5 Litigation. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or threatened against or affecting any Shareholder or any Shareholder’s ability to consummate the transactions provided for by this Agreement. There is no injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority affecting any Shareholder or its Ordinary Shares, directing that any of the material transactions provided for in this Agreement not be consummated as herein provided.

5.6 No Other Shareholder Agreements. There are no agreements, arrangements or understandings (whether oral or written) among the Shareholders of the Company with respect to the holding, voting or transfer or otherwise with respect to any securities of the Company. Except for this Agreement or as set forth in Schedule 5.6, no

Shareholder has any right of first refusal, tag-along rights, put rights or preemptive rights in connection with the sale of the Ordinary Shares or any other securities of the Company.

5.7 Non-Competition. With the exception of the ownership or control of Shanghai Tongjitang Pharmaceutical Co., Ltd. by Wang Xiaochun as specified in Section 7.10(b) herein, none of the Other Shareholders is engaged in Competition (as defined in Section 7.10(b) herein) with the Company.

5.8 Business Practices. None of the Shareholders, any of their Subsidiaries or any of their respective officers, employees, directors, representatives or agents has, either lawfully or unlawfully, made or authorized any offer, payment, promise to pay or contribution of anything of value to any Government Official or Governmental Authority in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person or otherwise with any corrupt intent.

5.9 Tax. Except for the Buyers, none of the Shareholders is a “United States Shareholder” of the Company or its Subsidiaries as this term is defined in section 951 of the Code. To the extent a Shareholder becomes a “United States Shareholder” it will promptly notify the Company and the Buyers.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENTS

Each of the Parents represents and warrants to the Buyers and each of the other Parents, with respect to itself, (i) as of the date hereof and (ii) as of the date of each annual meeting of the Parents (if applicable) as follows:

6.1 Title to the Ordinary Shares. Each of the Parents owns, and has the complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver its respective SPV Shares set forth opposite his or her name on Exhibit C hereof, free and clear of all Encumbrances.

6.2 Authorization. Each of the Parents has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Parents and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each of the Parents (if applicable), and no other proceedings (corporate or otherwise) on the part of the Parents or any other Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parents and constitutes a legal, valid and binding obligation of the Parents enforceable against each of the Parents in accordance with its terms (assuming this Agreement is the valid and binding obligation of each of the other parties hereto).

6.3 No Violations. The execution, delivery and performance of this Agreement by each of the Parents or the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Organizational Documents of any of the Parents (if applicable), (b) conflict with or violate any Applicable Law, (c) result in the creation of any Encumbrance on the SPV Shares or (d) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any of the Parents or by which the SPV Shares may be bound, excluding from clause (d), such violations, conflicts, breaches and defaults that, in the aggregate, would not have a Material Adverse Effect on such Parent or that would not adversely affect, in a material respect, the ability of such Parent to consummate the transactions provided for by this Agreement.

6.4 Consents and Approvals. The execution, delivery and performance of this Agreement by each Parent does not and will not, require any consent, approval, authorization, Governmental Approval or other action by, or filing with or notification to, any third party or any Governmental Authority.

6.5 Litigation. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or threatened against or affecting any Parent or any Parent’s ability to consummate the transactions provided for by this Agreement. There is no injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority affecting any Parent or the SPV Shares, directing that any of the material transactions provided for in this Agreement not be consummated as herein provided.

6.6 No Other Parent Agreements. Except for this Agreement, there are no agreements, arrangements or understandings (whether oral or written) with a Parent as a party with respect to the holding, voting or transfer or otherwise with respect to any securities of the respective Shareholder. Except for this Agreement, no Parent has any right of first refusal, tag-along rights, put rights or preemptive rights in connection with the sale of the SPV Shares or any other securities of the respective Shareholder.

6.7 Non-Competition. With the exception of the ownership or control of Shanghai Tongjitang Pharmaceutical Co., Ltd. by Wang Xiaochun as specified in Section 7.10(b) herein, none of the Parents is engaged in Competition (as defined in Section 7.10(b)) with the Company.

6.8 Business Practices. None of the Parents, any of their Subsidiaries or any of their respective officers, employees, directors, representatives or agents has, either lawfully or unlawfully, made or authorized any offer, payment, promise to pay or contribution of anything of value to any Government Official or Governmental Authority in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person or otherwise with any corrupt intent.

ARTICLE VII

CERTAIN COVENANTS

7.1 Further Actions. The Shareholders and each Parent shall promptly and duly execute and deliver such documents and take, and cause the Company to take, such further action that may be required under Applicable Law in order to carry out effectively and accomplish the intent and purpose of this Agreement and any other agreement executed by the Company or Shareholders at or prior to the Closing and to establish and protect the rights and remedies created or intended to be created hereby or under such other agreements.

7.2 Other Shareholders Agreement. None of the Shareholders or the Parents who are or may become parties to this Agreement will enter into any agreement, arrangement or understanding (whether oral or written) among the Shareholders of the Company with respect to the holding, voting or transfer or otherwise with respect to any securities of the Company, other than amendments or modifications of this Agreement.

7.3 Financial Information. Prior to a Qualified Public Offering, as long as a Buyer or Recent Investor continues to hold no less than 50% of the Shares that they purchased under the Share Purchase Agreement, the Company and its Subsidiaries shall furnish to such Buyer or Recent Investor:

(a) As soon as practicable after the end of each Fiscal Year, and in any event within 120 days thereafter, audited consolidated balance sheets of the Company and its Subsidiaries, and the related statements of income, the statements of changes in shareholders’ equity and the statements of cash flows for the years then ended, including footnotes thereto, certified by Deloitte Touche Tohmatsu (or another Big Four Accounting Firm if such firm has been retained by the Company), independent certified public accountants, prepared in accordance with GAAP applied consistently with past practice and setting forth in comparative form the figures for the previous Fiscal Year;

(b) As soon as practicable after the end of each quarter, and in any event within 45 days thereafter, unaudited consolidated balance sheets of the Company and its Subsidiaries, and the related statements of income, retained earnings and changes in financial position for the three months then ended, including footnotes thereto;

(c) As soon as practicable after the end of each month, and in any event within 30 days thereafter, monthly management accounts and operational reports of the Company and its Subsidiaries;

(d) As soon as available, information and data on any change in, or any event or condition which may adversely change, the Company’s or any of its Subsidiaries’ assets, liabilities, business, prospects, financial condition or operations;

(e) As soon as available, any additional reports, audit letters, management letters, or other detailed information concerning significant aspects of the Company’s or any of its Subsidiaries operations or financial affairs given to the Company or its Subsidiaries by their independent certified public accountant (and not otherwise contained in other materials provided hereunder) and any responses to such reports, letters, or other information prepared by management of the Company or its Subsidiaries;

(f) As soon as practical after each board or shareholders meetings of the Company or its Subsidiaries, and in any event within (A) in the case of the Company and its non-PRC Subsidiaries, 14 days thereafter, and (B) in the case of a PRC Subsidiary, 30 days thereafter, the minutes of such board’s or shareholders’ meetings;

(g) As soon as available, details of any offer that the Company or any Subsidiary receives in respect of the purchase of any material assets, shares of the capital stock or equity interests in the Company or its Subsidiaries; and

(h) Additional information as reasonably requested by such Buyer or Recent Investor.

7.4 Books and Records. The Company shall maintain books and records accurately to disclose all payments made and to permit the preparation of financial statements in accordance with GAAP.

7.5 Maintenance of Governmental Approvals. (a) The Company and each Subsidiary shall keep in full force and effect all such Governmental Approvals, including but without limitation to those set forth in Disclosure Schedule 4.15(a) (except and excluding those set forth in Disclosure Schedule 4.15(b) of the Share Purchase Agreement, that may be required for (i) the carrying on of the business of the Company or any of its Subsidiaries as it is presently carried on and is contemplated to be carried on, (ii) the due execution and delivery of, and the performance by the Company or any of its Subsidiaries of its obligations and the exercise of its rights under, this Agreement, the Registration Rights Agreement and the Share Purchase Agreement required to be in effect as of such date, and (iii) the exercise by the Shareholders of their rights and remedies under this Agreement, the Registration Rights Agreement or the Share Purchase Agreement.

(b) Without prejudice to the generality of Section 7.5(a), Guizhou Tongjitang Pharmaceutical Co., Ltd., the Company’s manufacturing Subsidiary, shall comply with good manufacturing practice standards, as may be amended by the relevant PRC Government Authority from time to time, and it shall keep in full force and effect its good manufacturing practice certificates.

(c) The Company and its Subsidiaries shall use their best reasonable efforts to obtain the Governmental Approvals, required to be obtained, including those set forth in Disclosure Schedules 4.15(b), 4.15(c) and 4.27 of the Share Purchase Agreement, as soon as such Governmental Approvals become necessary.

7.6 Maintenance of Properties; Insurance. The Company and each Subsidiary shall maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Company or the Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and the Company and the Subsidiaries shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business in the country in which each of the Company and its Subsidiaries conducts its business, in such amounts as are customarily carried under similar circumstances by such other corporations, including without limitation those policies set forth in Disclosure Schedule 4.21 of the Share Purchase Agreement.

7.7 Labor Practices. The Company and each Subsidiary shall comply with all Applicable Laws with respect to labor practices in all material aspects, including, without limitation to, those laws respecting employment and employment practices, child labor, terms and conditions of employment, pay equity and wages and hours and not to engage in any unfair labor practices.

7.8 Access to Information. Upon a Buyer’s or Recent Investor’s reasonable prior notice, the Company and each Subsidiary shall permit any authorized representatives designated by such Buyer or Recent Investor, without expense to the Company, to have reasonable access to any of the assets or properties of the Company or any of its Subsidiaries, including books of account, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and to authorize such accountants to discuss with such representatives the affairs, finances and accounts of the Company or its any of its Subsidiaries, with the presence of a representative of the Company), all at such reasonable times and as often as may be reasonably requested.

7.9 Non-Disclosure of Confidential Information. Each Shareholder hereto agrees that during the term of this Agreement, it shall take reasonable steps to prevent disclosure of any confidential or proprietary information (the “Information”) of the Company which it receives. Notwithstanding the foregoing, the Shareholder receiving the Information (the “Receiving Party”) shall have no obligations hereunder with respect to Information which is (i) known to the Receiving Party on a non-confidential basis at the time of disclosure from the Company; (ii) at the time of that disclosure, or comes thereafter, in the public domain other than pursuant to a breach of an existing obligation by the Receiving Party; (iii) rightfully received from a third party without a restriction on further disclosure and without breach of the other provisions of this Section 7.9; (iv) independently developed by the Receiving Party; or (v) Information which is required to be disclosed by law, rule or regulatory authority on request of any governmental body, court of law or regulatory authority; provided, however, that the Company is given prior notice. For the avoidance of doubt, each Shareholder may disclose the Information to its agents, advisors, prospective lenders or Affiliates who have agreed to be bound by the obligations of this Section 7.9.

7.10 Competition with the Company. (a) At all times while an Other Shareholder owns Ordinary Shares, each Other Shareholder shall use its best efforts to promote the interests of the Company and each Other Shareholder will not, directly or indirectly, on his behalf, or for the benefit of any other person or entity, do any of the following: (i) engage in Competition (as defined below); (ii) solicit, accept any business that is the same as or similar to the businesses of the Company or its Subsidiaries from, or perform any services for, any customer or supplier of the Company which is currently a customer or supplier of the Company at any time during the term of his employment with the Company; (iii) cause or induce or attempt to cause or induce any customer or supplier of the Company to withdraw any business from the Company; (iv) solicit or accept from any prospective customer or supplier of the Company any business or service which was solicited on behalf of the Company by such party or by any employee of the Company; (v) cause or induce or attempt to cause or induce any employee of the Company to terminate his or her employment with the Company, or advise or recommend to any other person that they employ or solicit for employment any employee of the Company; or (vi) otherwise interfere with the business or accounts of the Company.

(b) For purposes of this Agreement, “Competition” by an Other Shareholder shall mean such Other Shareholder’s (i) engaging in, or otherwise, directly or indirectly, being employed by; or (ii) acting, directly or indirectly, formally or informally, as a consultant or lender to; or (iii) being a director, officer, employee, principal or agent of; or (iv) owning in excess of 10% of the equity interests of; or (v) permitting such Other Shareholder’s name to be used in connection with the activities of; or (vi) obtaining any benefit, monetary or otherwise, direct or indirect, at or about the time of such occurrence from; or (vii) receiving any promise, agreement, arrangement or understanding to receive any benefit, monetary or otherwise, direct or indirect, at any time in the future, from any other business or organization in China which competes or intends to compete, directly or indirectly, with the Business at any time during the term of this Agreement. Notwithstanding the obligations of this Section 7.10, Mr. Wang Xiaochun may continue to own or control Shanghai Tongjitang Pharmaceutical Co., Ltd., a business that he currently owns and controls and which is not permissible for foreign investors in China, provided Mr. Wang Xiaochun does not expand such business beyond manufacturing and marketing of sliced herbs and Dingzhiqing Plaster.

(c) The Company shall have the option to purchase Shanghai Tongjitang Pharmaceutical Co., Ltd. at fair market price, exercisable whenever PRC regulatory restrictions on foreign investment in such businesses are relaxed or lifted.

7.11 Business Practices. (a) The Company, its Subsidiaries and their respective officers, employees, directors, representatives or agents shall not offer, promise, authorize or make, directly or indirectly, (i) any unlawful payments or (ii) payments or other inducements (whether lawful or unlawful) to any Government Official, with the intent or purpose of:

(1)	influencing any act or decision of such Government Official in his official capacity;

(2)	inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official;

(3)	securing any improper advantage; or

(4)	inducing such Government Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization;

in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person. Further, no such payments or other inducements shall be offered or provided to Government Officials described above in violation of any Cayman Islands, British Virgin Islands, PRC and United States law against improper payments or inaccurate recordkeeping, deeming, for the purposes of this Section 7.11(a), that the Company has had a class of securities registered under Section 12(g) of the United States Securities Act 1934, as amended.

(b) Notwithstanding anything else in Section 7.11(a), any facilitating or expediting payment made to a Government Official for the purpose of expediting or securing the performance of a routine governmental action by a Government Official shall not constitute a breach of the representation made in Section 7.11(a).

7.12 Restricted Activities. (a) Neither the Company nor any of its Subsidiaries shall take any of the following actions in furtherance of the Arab boycott of Israel or any other foreign boycott not sanctioned by the United States:

(i) refuse to do business with any Person;

(ii) refuse to employ or otherwise discriminate against any Person on the basis of race, religion, sex or national origin;

(iii) furnish information with respect to the race, religion, sex or national origin of any Person;

(iv) furnish information about whether any Person is blacklisted or has business relationships in Israel or another boycotted country; or

(v) pay a letter of credit requiring any of the above.

The Company and its Subsidiaries shall cooperate with the Buyers to remain in compliance with all applicable reporting requirements pertaining to the reporting of requests to cooperate with unsanctioned boycotts.

(b) Neither the Company nor any of its Subsidiaries shall conduct or enter into any contract to conduct any transaction with, the governments or any of sub-division thereof, agents or representatives, residents of, or any entity based or resident in any countries that are subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and neither the Company nor any of its Subsidiaries shall finance the activities of any Person subject to any U.S. sanctions administered by OFAC.

(c) Neither the Company nor any of its Subsidiaries shall export or trade in firearms or military weaponry, narcotics or other Controlled Substances.

7.13 The Company and the Controlling Shareholders Indemnity. (a) The Company and each Controlling Shareholder will jointly and severally indemnify the Buyers, their respective partners, stockholders, officers, directors, employees, authorized agents, authorized representatives, and successors and assigns (collectively, the “Buyer Indemnitees”) in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains, or becomes subject to as a result of, or by virtue of, without duplication:

(i) any facts or circumstances that constitute a misrepresentation by the Company or either Controlling Shareholder set forth in Articles V and VI of this Agreement (including any Schedule or Exhibit attached hereto), or any certificate delivered by the Company or either Controlling Shareholder pursuant to this Agreement (provided that the Company and the Controlling Shareholder are given written notice of such Loss); or

(ii) any nonfulfillment or breach of any covenant of the Company or a Controlling Shareholder set forth in Article VII of this Agreement.

(b) Any payment of Losses due to the Buyers under this Section 7.13 may be payable by the Company or a Controlling Shareholder in the form of cash or securities with a fair market value equal to such payment, in any case on terms and conditions satisfactory to the Buyers.

(c) The Company and the Controlling Shareholders acknowledge that the agreement contained in this Section 7.13 is an integral part of the transactions contemplated by this Agreement, and that, without such agreement, the Buyers would not enter into this Agreement; accordingly, if the Company or a Controlling Shareholder fails to pay promptly the amounts due pursuant to this Section 7.13 and, in order to obtain such amounts, the Buyers commence a suit against the Company or either Controlling Shareholder to collect the amounts provided for herein, the Company or the Controlling Shareholder shall also be liable to pay to the Buyers their costs and expenses (including attorneys’ fees) in connection with such suit.

(d) The Company may, at the option of the Buyers, be joined in any action or proceeding commenced by the Buyers against either of the Controlling Shareholders in connection with and based upon any breach of any representation, warranty, covenant, obligation or agreement under this Agreement. Recovery may be had against the Company in such action or proceeding or in any independent action or proceeding against such Controlling Shareholders without the Buyers first asserting, prosecuting, or exhausting any remedy or claim against the Company or any other indemnitor.

7.14 Guarantee by Wang Xiaochun. (a) Wang Xiaochun unconditionally and irrevocably guarantees to the Buyers the due and proper performance and observation by Hanmax of all its obligations under this Agreement or arising from or related to this Agreement. Wang Xiaochun will indemnify the Buyer Indemnitees in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains, or becomes subject to as a result of, or by virtue of, without duplication:

(i) any facts or circumstances that constitute a misrepresentation by Hanmax set forth in this Agreement (including any Schedule or Exhibit attached hereto), or any certificate delivered by Hanmax pursuant to this Agreement (provided that Wang Xiaochun is given written notice of such Loss); or

(ii) any nonfulfillment or breach of any covenant of Hanmax set forth in this Agreement.

(b) Any payment of Losses due to the Buyers under this Section 7.14 may be payable by Wang Xiaochun in the form of cash or securities with a fair market value equal to such payment, in any case on terms and conditions satisfactory to the Buyers.

(c) Wang Xiaochun acknowledges that the agreement contained in this Section 7.14 is an integral part of the transactions contemplated by this Agreement, and that, without such agreement, the Buyers would not enter into this Agreement; accordingly, if Wang Xiaochun fails to pay promptly the amounts due pursuant to this Section 7.14 and, in order to obtain such amounts, the Buyers commence a suit against Wang Xiaochun to collect the amounts provided for herein, Wang Xiaochun shall also be liable to pay to the Buyers their costs and expenses (including attorneys’ fees) in connection with such suit.

7.15 Guarantee by Wang Shaolan. (a) Wang Shaolan unconditionally and irrevocably guarantees to the Buyers the due and proper performance and observation by S-Yangtse of all its obligations under this Agreement or arising from or related to this Agreement. Wang Shaolan will indemnify the Buyer Indemnitees in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains, or becomes subject to as a result of, or by virtue of, without duplication:

(i) any facts or circumstances that constitute a misrepresentation by S-Yangtse set forth in this Agreement (including any Schedule or Exhibit attached hereto), or any certificate delivered by S-Yangtse pursuant to this Agreement (provided that Wang Shaolan is given written notice of such Loss); or

(ii) any nonfulfillment or breach of any covenant of S-Yangtse set forth in this Agreement.

(b) Any payment of Losses due to the Buyers under this Section 7.15 may be payable by Wang Shaolan in the form of cash or securities with a fair market value equal to such payment, in any case on terms and conditions satisfactory to the Buyers.

Wang Shaolan acknowledges that the agreement contained in this Section 7.15 is an integral part of the transactions contemplated by this Agreement, and that, without such agreement, the Buyers would not enter into this Agreement; accordingly, if Wang Shaolan fails to pay promptly the amounts due pursuant to this Section 7.15 and, in order to obtain such amounts, the Buyers commence a suit against Wang Shaolan to collect the amounts provided for herein, Wang Shaolan shall also be liable to pay to the Buyers their costs and expenses (including attorneys’ fees) in connection with such suit.

7.16 Guarantee by Silver Grant. (a) Silver Grant unconditionally and irrevocably guarantees to the Buyers the due and proper performance and observation by Samtung of all its obligations under this Agreement or arising from or related to this Agreement. Silver Grant will indemnify the Buyer Indemnitees in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains, or becomes subject to as a result of, or by virtue of, without duplication:

(i) any facts or circumstances that constitute a misrepresentation by Samtung set forth in this Agreement (including any Schedule or Exhibit attached hereto), or any certificate delivered by Samtung pursuant to this Agreement (provided that Silver Grant is given written notice of such Loss); or

(ii) any nonfulfillment or breach of any covenant of Samtung set forth in this Agreement.

(b) Any payment of Losses due to the Buyers under this Section 7.16 may be payable by Silver Grant in the form of cash or securities with a fair market value equal to such payment, in any case on terms and conditions satisfactory to the Buyers.

Silver Grant acknowledges that the agreement contained in this Section 7.16 is an integral part of the transactions contemplated by this Agreement, and that, without such agreement, the Buyers would not enter into this Agreement; accordingly, if Silver Grant fails to pay promptly the amounts due pursuant to this Section 7.16 and, in order to obtain such amounts, the Buyers commence a suit against Silver Grant to collect the amounts provided for herein, Silver Grant shall also be liable to pay to the Buyers their costs and expenses (including attorneys’ fees) in connection with such suit.

7.17 No Limitation Based on Prior Knowledge. The parties expressly agree that the Buyers’ right to indemnification under Sections 7.13, 7.14, 7,15 and 7.16 shall not be limited by any knowledge obtained pursuant to any investigation conducted by or on behalf of the Buyers before or after the date of this Agreement.

7.18 Limitation on Indemnification. The indemnification provided for in Sections 7.13, 7.14, 7.15 and 7.16 shall be subject to the following limitations:

(a) None of the Company, the Controlling Shareholders or the Parents shall be obligated to pay any indemnification to an Indemnified Party until the aggregate amount of all amounts payable to the Indemnified Parties in respect of indemnification exceeds U.S.$200,000 (the “Basket Amount”). For the avoidance of doubt, the Basket Amount is not a deductible and if the aggregate amount for any indemnification exceeds the Basket Amount, the Company, the Controlling Shareholders or the Parents, as the case may be, shall be obligated to pay the full amount of such aggregated indemnification;

(b) Notwithstanding anything to the contrary in this Agreement, the aggregate indemnification payable by the Company, the Controlling Shareholders and the Parents for the Losses of all Indemnified Parties in respect of all breaches of the representations and warranties herein and of any other provisions of this Agreement shall in any event not exceed 75% of the Purchase Price;

(c) To the extent that the Buyers receive payment of the Put Price following an exercise of the Put, the rights of any Indemnified Party to be indemnified, or to recover damages at law, for a breach of any representation or warranty herein shall be offset in an amount equal to the Put Price actually received by the Buyers;

(d) If the Buyers receive full payment of the Put Price following their exercise of the Put, they agree to provide the Company with a written acknowledgment that such payment of the Put Price has released the obligations of the Company to pay any amount in respect of indemnification under the Share Purchase Agreement; and

(e) For the avoidance of doubt, the limitations of Sections 7.18(a) and (b) are without prejudice to the rights of parties under Section 8.11 or other rights the parties may have at law or equity.

7.19 Indemnification Procedures; Third Party Claims. The Buyers shall give prompt written notice to the Company, the Parent or any Controlling Shareholder of any claim, assertion, event or proceeding concerning any liability or damage as to which they may request indemnification from each of the Company, the Parents or Controlling Shareholders hereunder; provided, however, that any failure by the Buyers to notify the Company, any Parent or Controlling Shareholder shall not relieve the Company, any Parent or Controlling Shareholder from its obligations hereunder except to the extent the Company, the Parent or Controlling Shareholder is materially prejudiced by such failure and shall not relieve the Company, the Parent or Controlling Shareholder from any other obligation or liability that it may have to the Buyers otherwise than under Sections 7.13, 7.14, 7.15 and 7.16. If the Company, any Parent or Controlling Shareholder so elects or is requested by the Buyers, the Company, the Parent or Controlling Shareholder will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Buyers and the payment of the fees and expenses of such counsel. In the event, however, the Buyers determine in the reasonable judgment of counsel that having common counsel would present such common counsel with a conflict of interest or (i) other than an action solely for monetary damages if the Company, a Parent or a Controlling Shareholder fails to assume the defense of the action or proceeding in a timely manner, (ii) if in the reasonable judgment of the Buyers, the defense is being handled in such a manner that the Buyers’ reputation or future business prospects will be materially damaged or (iii) a court of competent jurisdiction rules that the Company, the Parent or Controlling Shareholder has failed or is failing to prosecute or defend vigorously such claim, then the Buyers may employ separate counsel to represent or defend it in any such action of proceeding and the Company, the Parent or Controlling Shareholder will pay the fees and expenses of such counsel. In any action or proceeding the defense of which the Company, the Parent or Controlling Shareholder assumes, the Buyers will have the right to participate in such litigation and to retain its own counsel at the Buyers’ own expense.

The Company, the Parents and the Controlling Shareholders agree that, without the Buyers’ prior written consent, none of them will settle, compromise or consent to entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not either Buyer is an actual or potential party to such claim, action or proceeding so long as it is reasonably likely that they would be named as a party), unless such settlement, compromise or consent includes and unconditional release of the Buyers from all liabilities arising out of such claim, action or proceeding and does not include a statement as to an admission of fault, culpability or a failure to act on behalf of the Buyers.

7.20 Maintenance of Shareholding by Parent Guarantors. (a) After the Closing, Wang Xiaochun, Silver Grant and Wang Shaolan shall respectively control or own 56.8%, 10.8% and 8.7% of the Ordinary Shares. Prior to a Qualified Public Offering and notwithstanding any other provisions of this Agreement, Wang Xiaochun, Silver Grant and Wang Shaolan will maintain their respective shareholding percentage in the Company.

(b) Prior to a Qualified Public Offering, Wang Xiaochun may (i) Transfer no more than 6.4% of the Ordinary Shares outstanding as of the date herein to a third party or (ii) Transfer the Ordinary Shares that he beneficially owns through Hanmax in any Transfer made primarily for his tax and estate planning purposes. Other than the Transfers specified in the proceeding sentence, Wang Xiaochun shall not Transfer any Ordinary Shares that he beneficially owns or controls without the Buyers’ prior written consent. Any Transfers of Ordinary Shares made pursuant to Section 7.20(b)(ii) may be made without complying with Section 3.5.

(c) Until the end of the two year period following the Closing of a Qualified Public Offering, Wang Xiaochun will continue to own or control, directly or indirectly, 75% of the Ordinary Shares that he beneficially owns or controls prior the such Qualified Public Offering.

7.21 Compliance with Applicable Law. The Company and each of the Other Shareholders shall comply with (i) Applicable Law, and (ii) all obligations incurred pursuant to the terms of each Organizational Document and this Agreement, whether oral or written, express or implied, as such obligations become due.

7.22 Public Disclosures. None of the Company, any Shareholder nor any of the Parents shall, nor shall the Company permit any Subsidiary to, disclose the Buyers’ names or identify either Buyer as a holder of the Company’s equity securities in (i) business transactions with third parties, (ii) any press release or other public announcement, or (iii) any document or other materials filed with any governmental entity, without the prior written consent of the Buyers, unless such disclosure is required by Applicable Law or by an order of a court of competent jurisdiction, in which case, prior to making such disclosure, the Company, any applicable Shareholder or Parent shall (i) give written notice to the Buyers, which notice shall describe in reasonable detail the proposed content of such disclosure, and (ii) permit the Buyers to review and comment upon the form and substance of such disclosure.

7.23 Disclosure to Boards. The Company shall, and shall cause each of its officers, directors, agents, employees and other representatives to, each Controlling Shareholder and Parent shall use its best efforts to, cause the Company and each of its officers, directors, agents, employees and other representatives to, promptly disclose to the Boards all details (and will provide any written proposals, inquiries or other materials) regarding any information, inquiry, communication (whether written or oral) or other indication of interest in any reorganization, consolidation, merger, sale of all or substantially all of the Company’s or its Material Subsidiary’s assets, sale of the Company’s or its Material Subsidiary’s capital shares or equity interests or any other transaction which, if consummated, would materially affect the Company and its Subsidiaries, taken as a whole.

7.24 Disclosure and Cooperation With Respect to Transfers. Upon the request of the Buyers, the Company shall (i) promptly supply to the Buyers or their prospective transferees all information regarding the Company required to be delivered in connection with such transfer, if applicable, and (ii) otherwise cooperate and take all other actions as reasonably requested by the Buyers in connection with any transfers permitted pursuant to the terms of Article III hereof.

7.25 Current Public Information. At all times after the Company has registered as a publicly-held company with the United States securities and exchange commission pursuant to the United States securities laws, or with the Company shall, and each Controlling Shareholder shall, use its best efforts to cause the Company to file and disclose all reports and information required to be filed and disclosed under Untied States securities laws. Upon request, the Company shall deliver to any holder of Ordinary Shares a written statement as to whether it has complied with such requirements.

7.26 Registration of Shareholders Agreement. As promptly as possible (but in no event later than fifteen Business Days) following the Closing, the Company shall cause (A) copies of written resolutions of the Directors approving the issue of the Shares and all actions taken in connection therewith) to be delivered to the Buyers and their special counsel, and (B) this Agreement to be registered at the head office of the Company.

7.27 Registered Public Offering. As an inducement for the Buyers to enter into this Agreement, each of the parties hereto agrees to use their commercially reasonable efforts to cause the Company, prior to December 31, 2007, to effect the registration under the United States securities laws of all or part of the Registrable Securities held by one or more holders of the Registrable Securities pursuant to the provisions of the Registration Rights Agreement.

7.28 Liquidation Preference. (a) Each of the Shareholders other than the Buyers agrees that in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Buyers shall be entitled to receive, in cash, prior and in preference to any distribution of the assets of the Company to the other Shareholders, an amount per Common Share equal to the quotient of the Purchase Price divided by the number of the Shares purchased by the Buyers under the Share Purchase Agreement, plus a further amount equal to any declared but unpaid dividends there on, before any payment shall be made or any assets distributed to the other Shareholders.

(b) Following the completion of the distribution of the stated liquidation preference described in Section 7.28(a) to the Buyers, any remaining assets of the Company shall be distributed to the other Shareholders pro rata in accordance with their respective ownership of the Ordinary Shares.

7.29 Tax. (a) The Company and its Subsidiaries shall, and the Controlling Shareholders shall cause the Company and its Subsidiaries to, use reasonable efforts to comply with a written request by the Buyers for the Company to provide such information as may reasonably be necessary (i) to determine whether the Company or any Subsidiary thereof is or may be a “controlled foreign corporation” or a “passive foreign investment company” (within the meaning of Section 951 and 1297 of the Code), (ii) for the Buyers (or their direct and indirect owners) to comply with any tax reporting or filing requirement, and (iii) (to the extent the Company or any Subsidiary thereof becomes a “passive foreign investment company”) to make a qualified electing fund election pursuant to Section 1295(b) of the Code and to make annual filings on such Buyers’ U.S. federal tax returns with respect to such election.

(b) The Company or any of its Subsidiaries shall not, and the Controlling Shareholders shall not permit the Company or any of its Subsidiaries to, knowingly enter into any transaction that is, at the time such transaction is entered into, a “listed transaction” within the meaning of U.S. Treasury regulations promulgated under section 6011 of the Code (or otherwise knowingly enter into any transaction specifically designed to avoid U.S. federal income tax on the income of any U.S. person) without the written consent of each of the Shareholders, and shall not knowingly participate in any “reportable transaction” described in the aforesaid U.S. Treasury regulations unless each of the Shareholders is provided information sufficient for it and its Affiliates to timely comply with any resulting U.S. tax reporting obligations.

ARTICLE VIII

MISCELLANEOUS

8.1 Termination. This Agreement may be terminated (a) by written consent of all the parties hereto (b) as to any Shareholder if such Shareholder shall have disposed of all of its Ordinary Shares in accordance with the terms of this Agreement or (c) at a Qualified Public Offering, whichever happens first. However, the provisions of Sections 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 and 7.20 shall survive the termination of this Agreement.

8.2 Waivers and Amendments. This Agreement may only be modified with the written consent of the parties hereto. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

8.3 Notices, etc. Except as otherwise provided in this Agreement, all notices and other communications pursuant to this Agreement shall be in writing and shall be delivered in person, by courier, by facsimile transmission (with oral confirmation of receipt), by e-mail (as long as the sender receives no non-delivery notice and the notice is followed by delivery in person, by courier or facsimile transmission) or by certified air mail (postage prepaid, return receipt requested, if available). All such notices shall be sent to the facsimile number, e-mail address or address (as the case may be) specified for the intended recipient in Schedule 8.3, or to such other number or address as such recipient may have last specified by notice to the other parties. All such notices shall be effective upon receipt.

8.4 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party with written notice to the other parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators of whom each party shall select one arbitrator within 30 days after respectively giving or receiving the demand for arbitration. Such arbitrators shall be freely selected and the parties shall not be limited in their selection to any prescribed list. The chairman of the Centre shall select a third arbitrator to serve as presiding arbitrator within 30 days of the selection of the second arbitrator. The third arbitrator shall be qualified to practice New York State law. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the chairman of the Centre upon the written request of any party.

(c) The arbitration proceedings shall be conducted and the award shall be rendered in the English language. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.4 shall prevail.

(d) The hearing shall commence no later than 90 days following the appointment of the last of the three arbitrators and the award shall be rendered no later than 30 days following the close of the hearing.

(e) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(f) Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issue raised by any claim or counterclaim. Other discovery may be ordered by the arbitrator to the extent the arbitrator deems additional discovery relevant and appropriate, and any dispute regarding discovery, relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive.

(g) The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the United States, the British Virgin Islands, the Cayman Islands, Hong Kong and China) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in any court of competent jurisdiction.

(h) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(i) The award shall be final and binding upon the parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.

(j) Subject to the receipt of any applicable governmental approval, any monetary award shall be made and promptly payable in U.S. Dollars free of any tax,

deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The arbitral tribunal shall have the authority to award any remedy or relief proposed by each party pursuant to this Agreement, including without limitation, a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

(k) This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(l) All notices by one party to the other in connection with the arbitration shall be in accordance with the provisions of Section 8.3 hereof.

(m) This arbitration agreement set forth in Section 8.4 shall be binding upon the parties, their successors and the permitted assigns in accordance with Section 8.6 hereof.

8.5 GOVERNING LAW. THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

8.6 Successors and Assigns. (a) No party to this Agreement may assign any of its rights or obligations under this Agreement, without the prior written consent of the other parties hereto, except that a Buyer may assign their rights and obligations to one or more Affiliates of such Buyer, which shall agree in writing to be bound by the terms hereof. Any such assignment shall not relieve such Buyer of its obligations hereunder. Any attempted assignment in contravention hereof shall be null and void.

(b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors and permitted assigns.

8.7 No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing in this Agreement shall convey any rights upon any person or entity that is not a party or permitted designee of a party to this Agreement.

8.8 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy on the part of the Company or any Shareholder upon any breach or default of any party to this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or if in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Company or any Shareholder’s part of any breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies either under this Agreement, or by law otherwise afforded to the Company or any Shareholder, shall be cumulative and not alternative.

8.9 Expenses. Each party to this Agreement will bear all fees, costs and expenses that are incurred by it in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby.

8.10 Currency. (a) Subject to the receipt of any applicable Governmental Approval, all payments due to any party hereunder shall be made and promptly payable in U.S. Dollars free of any withholding tax, deduction or offset. If for the purposes of making a payment required to be made hereunder it is necessary to convert all or any part of a sum due hereunder in any currency (the “Original Currency”) into U.S. Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the parties could purchase the Original Currency with U.S. Dollars, on the Business Day immediately preceding the day on which any such payment, or any relevant part thereof, is paid or otherwise satisfied.

(b) The obligation of the Company in respect of any sum due hereunder in the Original Currency shall, notwithstanding any payment in U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by a party of any sum adjudged to be so due in U.S. Dollars, the party may, in accordance with normal banking procedures, purchase the Original Currency with U.S. Dollars. If the amount of the Original Currency so purchased is less than the sum originally due to the party in the Original Currency, the Company shall, as a separate obligation and notwithstanding any such payment, indemnify the party against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the party, the party shall remit such excess to the Company.

8.11 Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for any other parties’ failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, to the extent permitted by Applicable Law, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

8.12 Entire Agreement. This Agreement, the Exhibits and Schedules to this Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties, and supersede all prior understandings, negotiations and prior agreements between the parties with regard to the subjects hereof and thereof.

8.13 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

8.14 Shares Subject to Agreement. This Agreement shall apply to the Ordinary Shares to the extent specified herein, including, to the extent specified herein, Ordinary Shares acquired upon the exercise of the options or warrants, any Ordinary Shares issuable upon conversion of the any other securities, including by way of merger, recapitalization, share exchange or other transaction.

8.15 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word including in this Agreement shall be by way of example rather than by limitation.

8.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of the Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

HANMAX INVESTMENT LIMITED

By:	/s/ Wang Xiaochun
Name: Wang Xiaochun
Title: Director

PARAWAY INVESTMENT LIMITED

By:	/s/ Xu Qian
Name: Xu Qian
Title: Director

SAMTUNG INVESTMENT LIMITED

By:	/s/ Chen Yongcun
Name: Chen Yongcun
Title: Director

S-YANGTSE HOLDINGS LIMITED

By:	/s/ Wang Shaolan
Name: Wang Shaolan
Title: Director

JIA CHENG INVESTMENT LIMITED

By:	/s/ Hon Kwok Lung
Name: Hon Kwok Lung
Title: Director

LODWAY INVESTMENT LIMITED

By:	/s/ Chen Yan
Name: Chen Yan
Title: Director

ML GLOBAL PRIVATE EQUITY FUND, L.P.; BY MLGPE LTD., ITS GENERAL PARTNER

By:	/s/ Mandakini Puri
Name: Mandakini Puri
Title: Managing Director

MERRILL LYNCH VENTURES L.P. 2001; BY MERRILL LYNCH VENTURES, LLC, ITS GENERAL PARTNER

By:	/s/ Mandakini Puri
Name: Mandakini Puri
Title: Executive Vice President

TONGJITANG CHINESE MEDICINES COMPANY

By:	/s/ Wang Xiaochun
Name: Wang Xiaochun
Title: Director

JOYFUL HUB LIMITED

By:	/s/ Wang Meng
Name: Wang Meng
Title: Director

SILVER GRANT INTERNATIONAL INDUSTRIES LIMITED

By:	/s/ Chen Yongcun
Name: Chen Yongcun
Title: Director

WANG XIAOCHUN

/s/ Wang Xiaochun

WANG SHAOLAN

/s/ Wang Shaolan

SPARK VENTURES GROUP LIMITED

By:	/s/ Zhang Haitao
Name: Zhang Haitao
Title: Director

RAYWILL HOLDINGS LIMITED

By:	/s/ Chen Jian
Name: Chen Jian
Title: Director

GLHH FUND I, L.P.; BY HILLHOUSE CAPITAL MANAGEMENT, LTD., ITS GENERAL PARTNER

By:	/s/ Lei Zhang
Name: Lei Zhang
Title: Managing Director

GLHH FUND II, L.P.; BY HILLHOUSE CAPITAL MANAGEMENT, LTD., ITS GENERAL PARTNER

By:	/s/ Lei Zhang
Name: Lei Zhang
Title: Managing Director

HIMARK GROUP (HOLDINGS) COMPANY LIMITED

By:	/s/ Eiji Tanaka
Name: Eiji Tanaka
Title: Director

EXHIBIT A

OTHER SHAREHOLDERS OF THE COMPANY

Samtung Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands, controls and beneficially owns 10,844,000 Ordinary Shares of the Company.

Hanmax Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands, controls and beneficially owns 56,962,692 Ordinary Shares of the Company.

S-Yangtse Holdings Limited, a limited liability company organized and existing under the laws of the British Virgin Islands, controls and beneficially owns 8,748,000 Ordinary Shares of the Company.

Paraway Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands, controls and beneficially owns 5,400,000 Ordinary Shares of the Company.

Lodway Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands, controls and beneficially owns 796,000 Ordinary Shares of the Company.

Raywill Holdings Limited, a limited liability company organized and existing under the laws of the British Virgin Islands, controls and beneficially owns 90,364 Ordinary Shares of the Company.

Spark Ventures Group Limited, a limited liability company organized and existing under the laws of the British Virgin Islands, controls and beneficially owns 180,728 Ordinary Shares of the Company.

Joyful Hub Limited, a limited liability company organized and existing under the laws of the British Virgin Islands, controls and beneficially owns 542,184 Ordinary Shares of the Company.

Jia Cheng Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands, controls and beneficially owns 180,728 Ordinary Shares of the Company.

i

EXHIBIT B

LIST OF SHAREHOLDERS OF THE COMPANY

Name of Shareholder	No. of Ordinary Shares	Percentage of total
ML Global Private Equity Fund, L.P.	7,446,756	7.43%

Merrill Lynch Ventures L.P. 2001	2,482,252	2.48%

Raywill Holdings Limited	90,364	0.09%

Spark Ventures Group Limited	180,728	0.18%

Joyful Hub Limited	542,184	0.54%

Jia Cheng Investment Limited	180,728	0.18%

Hanmax Investment Limited	56,962,692	56.80%

Samtung Investment Limited	10,844,000	10.81%

S-Yangtse Holdings Limited	8,748,000	8.72%

Paraway Investment Limited	5,400,000	5.38%

Lodway Investment Limited	796,000	0.79%

GLHH Fund I, L.P.	643,861	0.64%

GLHH Fund II, L.P.	2,575,443	2.57%

Himark Group (Holdings) Company Limited	3,400,000	3.39%

ii

EXHIBIT C

LIST OF PARENTS OF THE COMPANY

Wang Xiaochun controls and beneficially owns one common share, representing 100% of the shares of the capital stock of Hanmax Investment Limited.

Wang Shaolan controls and beneficially owns one common share, representing 100% of the shares of the capital stock of S-Yangtse Holdings Limited.

Silver Grant International Industries Limited, a limited liability company organized and existing under the laws of Hong Kong, controls and beneficially owns one common share, representing 100% of the shares of the capital stock of Samtung Investment Limited.

iii

Schedule 5.6

The Existing Shareholders Agreement (as defined in the Share Purchase Agreement), among the Company and the other parties thereto, which will be terminated concurrently with the actions occurring or deemed to be occurring at the Closing.

S-1

Schedule 8.3

Notice

Notice to the MLGPE:	Notice to MLV:
ML Global Private Equity Fund, L.P.	Merrill Lynch Ventures L.P. 2001
c/o Merrill Lynch & Co., Inc.	c/o Merrill Lynch & Co., Inc.
4 World Financial Center, 23rd Floor	4 World Financial Center, 23rd Floor
New York, NY 10080	New York, NY 10080
Attn: Mandakini Puri	Attn: Mandakini Puri
Facsimile number: +1-212-449-1119	Facsimile number: +1-212-449-1119
E-mail Address: Mandy_Puri@ml.com	E-mail Address: Mandy_Puri@ml.com

With a copy to:	With a copy to:
Merrill Lynch (Asia Pacific) Limited	Merrill Lynch (Asia Pacific) Limited
17th Floor ICBC Tower	17th Floor ICBC Tower
Citibank Plaza	Citibank Plaza
3 Garden Road, Central	3 Garden Road, Central
Hong Kong	Hong Kong
Attn: Chin Chin Teoh	Attn: Chin Chin Teoh
Facsimile number: +852 2161 7022	Facsimile number: +852 2161 7022
E-mail Address: Chinchin_Teoh@ml.com	E-mail Address: Chinchin_Teoh@ml.com

With a copy to:	With a copy to:
Cleary Gottlieb Steen & Hamilton LLP	Cleary Gottlieb Steen & Hamilton LLP
39th Floor Bank of China Tower	39th Floor Bank of China Tower
One Garden Road, Central	One Garden Road, Central
Hong Kong	Hong Kong
Attn: David W. Hirsch	Attn: David W. Hirsch
Facsimile number: +852 2160-1060	Facsimile number: +852 2160-1060
E-mail Address: dhirsch@cgsh.com	E-mail Address: dhirsch@cgsh.com

Notice to the Company:
Justin Chen
Tongjitang Chinese Medicines Company
Rooms 06-07, 5th Floor, Block B,
Baiying Medical Device Park
Nanhai Avenue South, Nanshan District,
Shenzhen, Guangdong Province, PRC
Facsimile number: +86 755 2667 0096
E-mail Address: jychen@chinahaidian.com

With a copy to:
David Zhang
Latham & Watkins LLP
41st Floor, One Exchange Square
Eight Connaught Place, Hong Kong
Facsimile number: 852 2522 7006
E-mail Address: david.zhang@lw.com

Notice to Samtung:	Notice to Hanmax:
Chen Yongcun	Wang Xiaochun
Samtung Investment Limited	Hanmax Investment Limited
Suite 4901, 49/F., Office Tower	Address: Flat B, 28/F., Tower II, Hua Yuan
Convention Plaza, 1 Harbour Road	Building, No. 3500 Kaixuan Road
Wanchai, Hong Kong	Shanghai, PRC
Facsimile number: +852 2802 9506	Facsimile number: +86 851 551 6228
E-mail Address: cycchen@ciiltd.com.hk	E-mail Address: tjtjt2004@126.com

Notice to S-Yangtse:	Notice to Lodway:
Wang Shaolan	Chen Yan
S-Yangtse Holdings Limited	Lodway Investment Limited
Suites 2701-2705 & 2715-2716,	Flat 2106, Block R, Kornhill
27/F., Two International Finance	Quarry Bay, Hong Kong
Centre, 8 Finance Street, Central,	Facsimile number: +852 2865 2583
Hong Kong	E-mail Address: jychen@chinahaidian.com
Facsimile number: +852 2865 2583
E-mail Address: wangsl@chinahaidian.com.cn

Notice to Paraway:	Notice to Silver Grant:
Xu Qian	Chen Yongcun
Paraway Investment Limited	Silver Grant International Industries Limited
7/F., Fu Zhong International Plaza	Address: Suite 4901, 49/F., Office Tower,
126 Xin Hua Road, Guiyang City	Convention Plaza, 1 Harbour Road,
Guizhou Province, PRC	Wanchai, Hong Kong
Facsimile number: +86 851 551 6228	Facsimile number: +852 2802 9506
E-mail Address: cwxp@163.com	E-mail Address: cycchen@ciiltd.com.hk

Notice to Wang Xiaochun:	Notice to Wang Shaolan:
Wang Xiaochun	Wang Shaolan
Flat B, 28/F., Tower II, Hua Yuan	Suites 2701-2705 & 2715-2716,
Building, No. 3500 Kaixuan Road,	27/F., Two International Finance
Shanghai, PRC	Centre, 8 Finance Street, Central,
Facsimile number: +86 851 551 6228	Hong Kong
E-mail Address: tjtjt2004@126.com	Facsimile number: +852 2865 2583
E-mail Address: wangsl@chinahaidian.com.cn

Notice to Raywill Holdings Limited	Notice to Spark Ventures Group Limited
Chen Jian	Zhang Haitao
Raywill Holdings Limited	Spark Ventures Group Limited
Flat F, 17/F., Block H, Fu Cheong	Room 3015, 30/F., Convention Plaza
Yuen, No. 16 Chi Fu Fa Yuen	Apartments, Wanchai, Hong Kong
Hong Kong	Facsimile number: +852 2865 2583
Facsimile number: +852 2865 2583	E-mail Address: Not available
E-mail Address: Not available

Notice to Joyful Hub Limited	Notice to Jia Cheng Investment Limited
Wang Meng	Hon Kwok Lung
Joyful Hub Limited	Jia Cheng Investment Limited
Flat D, 40/F., Tower Two	Room 21B, No. 8, Tai Hang Road,
The Belcher’s, 89 Pokfulam Road	Hong Kong
Hong Kong	Facsimile number: +852 2865 2583
Facsimile number: +852 2865 2583	E-mail Address: Not available
E-mail Address: Not available

Notice to GLHH I:	Notice to GLHH II:
GLHH Fund I, L.P.c/o Walkers SPV Limited,	GLHH Fund II, L.P.
c/o Walkers SPV Limited,	c/o Walkers SPV Limited,
P.O. Box 908 GT,	P.O. Box 908 GT,
Mary Street, George Town,	Mary Street, George Town,
Grand Cayman,	Grand Cayman,
Cayman Islands	Cayman Islands
Attn: Lei Zhang	Attn: Lei Zhang
E-mail Address: lzhang@gaoling.com	E-mail Address: lzhang@gaoling.com

With a copy to:	With a copy to:
Hillhouse Capital Management, Ltd.	Hillhouse Capital Management, Ltd.
Suite 1505-6, Albion Plaza,	Suite 1505-6, Albion Plaza,
2-6 Granville Road, Tsimshatsui,	2-6 Granville Road, Tsimshatsui,
Kowloon, Hong Kong	Kowloon, Hong Kong
Attn: Tracy Ma	Attn: Tracy Ma
E-mail Address: cfma@gaoling.com	E-mail Address: cfma@gaoling.com

With a copy to:	With a copy to:
Haiwen & Partners	Haiwen & Partners
Suite 1711, Beijing Silver Tower,	Suite 1711, Beijing Silver Tower,
No.2, Dong San Huan North Road,	No.2, Dong San Huan North Road,
Chao Yang District, Beijing, 100027,	Chao Yang District, Beijing, 100027,
P.R.C.	P.R.C.
Attn: Jiping Zhang	Attn: Jiping Zhang
Facsimile number: +86 (10) 6410-6928/29	Facsimile number: +86 (10) 6410-6928/29
E-mail Address: Zhangjiping@haiwen-law.com	E-mail Address: Zhangjiping@haiwen-law.com

Notice to Himark:
Himark Group (Holdings) Company Limited
Suite A, 36/F
Bank of China Tower
1 Garden Road
Central Hong Kong
Attn: Samuel Kong
Facsimile number: +852 2868-6981

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